Exhibit 4.1.1

EXECUTION

SECOND LIEN TERM LOAN AGREEMENT

Dated as of February 13, 2013

by and among

STANADYNE CORPORATION,

as the Borrower

THE PERSONS PARTY HERETO THAT ARE

DESIGNATED AS GUARANTORS,

JEFFERIES FINANCE LLC,

As Administrative Agent and Collateral Agent

and

the LENDERS from time to time

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3.26.	Patriot Act, etc.	22
3.26.	Collateral Documents.	22

ARTICLE IV COVENANTS		23
4.1.	Payment of Term Loans.	23
4.2.	Maintenance of Office or Agency.	23
4.3.	Reports.	24
4.4.	Compliance Certificate.	25
4.5.	Taxes.	25
4.6.	Stay, Extension and Usury Laws.	25
4.7.	Restricted Payments.	26
4.8.	Dividend and Other Payment Restrictions Affecting Subsidiaries.	30
4.9.	Incurrence of Indebtedness and Issuance of Preferred Stock.	32
4.10.	Asset Sales.	36
4.11.	Transactions with Affiliates.	37
4.12.	Liens.	39
4.13.	Business Activities.	39
4.14.	Corporate Existence.	39
4.15.	[Intentionally Omitted]	40
4.16.	[Intentionally Omitted]	40
4.17.	Limitation on Sale and Leaseback Transactions.	40
4.18.	Payments for Consent.	40
4.19.	Additional Guarantees.	40
4.20.	Designation of Restricted and Unrestricted Subsidiaries.	41
4.21.	No Further Negative Pledge.	41
4.22.	Compliance with Laws.	42
4.23.	Books and Records; Inspection Rights.	42
4.24.	Use of Proceeds.	42
4.25.	Insurance.	42
4.26.	Material Contracts.	43
4.27.	Further Assurances.	44

ARTICLE V SUCCESSORS		44
5.1.	Merger, Consolidation, or Sale of Assets.	44
5.2.	Successor Corporation Substituted.	45

ARTICLE VI DEFAULTS AND REMEDIES		45
6.1.	Events of Default.	45
6.2.	Acceleration.	48
6.3.	Other Remedies.	48
6.4.	Waiver of Past Defaults.	48
6.5.	Control by Majority.	49

ARTICLE VII THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT		49
7.1.	Appointment.	49
7.2.	Agent in Its Individual Capacity.	50
7.3.	Exculpatory Provisions.	50
7.4.	Reliance by Agent.	51

7.5.	Delegation of Duties.	51
7.6.	Successor Agent.	52
7.7.	Non-Reliance on Agent and Other Lenders.	52
7.8.	Indemnification.	53

ARTICLE VIII GUARANTEE		57
8.1.	The Guarantee.	57
8.2.	Obligations Unconditional.	58
8.3.	Reinstatement.	59
8.4.	Subrogation; Subordination.	59
8.5.	Remedies.	59
8.6.	Instrument for the Payment of Money.	59
8.7.	Continuing Guarantee.	60
8.8.	General Limitation on Guaranteed Obligations.	60
8.9.	Release of Guarantors.	60
8.10.	Right of Contribution.	60

ARTICLE IX MISCELLANEOUS		62
9.1.	Amendments and Waivers.	62
9.2.	Notices.	63
9.3.	Electronic Transmissions.	65
9.4.	No Waiver; Cumulative Remedies.	66
9.5.	Costs and Expenses.	66
9.6.	Indemnity.	67
9.7.	Payments Set Aside.	69
9.8.	Successors and Assigns.	69
9.9.	Assignments and Participations; Legends; Binding Effect.	69
9.10.	Non-Public Information; Confidentiality.	72
9.11.	Set-off; Sharing of Payments.	74
9.12.	Counterparts; Facsimile Signature.	75
9.13.	Severability.	75
9.14.	Captions.	75
9.15.	Independence of Provisions.	75
9.16.	Interpretation.	75
9.17.	No Third Parties Benefited.	76
9.18.	Governing Law and Jurisdiction.	76
9.19.	Waiver of Jury Trial.	77
9.20.	Entire Agreement; Release; Survival.	77
9.21.	Patriot Act.	78
9.22.	Obligations Absolute.	78
9.23.	Joint and Several Liabilities.	78
9.24.	Creditor-Debtor Relationship.	78
9.25.	Intercreditor Agreement.	78

ARTICLE X TAXES		79
10.1.	Taxes.	79
10.2.	Certificates of Lenders.	82

ARTICLE XI DEFINITIONS		83
11.1.	Defined Terms.	83
11.2.	Other Interpretive Provisions.	116
11.3.	Accounting Terms and Principles.	117

SCHEDULES

Schedule 1.1	Lender Commitments
Schedule 3.5	Litigation
Schedule 3.7	ERISA
Schedule 3.8	Margin Stock
Schedule 3.9	Real Estate
Schedule 3.10	Taxes
Schedule 3.12	Environmental
Schedule 3.15	Labor Relations
Schedule 3.17	Brokers’ and Transaction Fees
Schedule 3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.20	Jurisdiction of Organization; Chief Executive Office
Schedule 3.22	Bonding

EXHIBITS

Exhibit 1.1	Form of Term Loan
Exhibit 2.1	Closing Checklist
Exhibit 8.4	Form of Guarantor Term Loan Agreement Joinder
Exhibit 9.9	Form of Assignment

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SECOND-LIEN TERM LOAN AGREEMENT

This SECOND-LIEN TERM LOAN AGREEMENT (including all annexes, exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of February 13, 2013, by and among STANADYNE CORPORATION, a Delaware corporation, as the Borrower (the “Borrower”), each Person party hereto that is designated as a “Guarantor”, Jefferies Finance LLC, as Administrative Agent (the “Administrative Agent”), and the lenders party hereto from time to time (collectively, the “Lenders”).

W I T N E S S E T H:

WHEREAS, the Borrower wishes to borrow from the Lenders and Lenders wish to lend to the Borrower term loans, in an aggregate original principal amount equal to $25,000,000 (with potential incremental term loans up to an additional $15,000,000 in the aggregate), for the consideration and upon the terms and conditions contained herein, the proceeds of which shall be used solely to (i) provide for working capital and other general corporate purposes of the Borrower and (ii) pay certain fees and expenses associated with the Term Loans (as defined herein), and shall not in any case be used to make a dividend or other distribution to Holdings (collectively, the “Transactions”);

WHEREAS, subject to the terms hereof, the Borrower’s immediate parent, Stanadyne Intermediate Holding Corp., a Delaware corporation (“Holdings”), and any of the Borrower’s Subsidiaries required to Guarantee this Agreement under Section 4.19 hereof, are willing to guaranty all of the Obligations;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

THE TERM CREDIT

1.1. Term Loan Advance.

(a) Subject to the terms and conditions of this Agreement each Lender severally and not jointly agrees to lend, and the Borrower agrees to borrow, on the Closing Date, a term loan from each Lender in an aggregate original principal amount of $25,000,000.00 (collectively, the “Term Loans”). The Term Loan to be made by each such Lender shall be as set forth opposite such Lender’s name in Schedule 1.1 under the heading “Commitment” (such amount being referred to herein as such Lender’s “Commitment”), which Term Loan may be evidenced by a promissory note as provided in Section 1.1(b) below.

(b) Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that the Term Loan made by it be evidenced by a promissory note (each a “Note” and collectively, the “Notes”) issued substantially in the form of Exhibit 1.1. In such event, Borrower shall promptly (and, in all events, within five Business Days of receipt of such written notice) prepare, execute and deliver to such

Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) evidencing the Term Loan made by such Lender. Thereafter, the Term Loan evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.9) be represented by one or more Notes such form payable to the order of the payee named therein.

(c) Any Note issued pursuant hereto shall evidence the principal amount of the Term Loan held by the applicable Lender, as well as each payment or prepayment made on account of the principal thereof, and the unpaid principal balance thereof. The unpaid principal balance of the Term Loan held by each other Lender shall be as recorded by the Administrative Agent in accordance with subsection 1.4(c).

(d) The principal amounts of the Term Loans subsequently pre-paid or repaid in whole or in part, may not be reborrowed or reissued.

1.2. Term Loan Advance. Each Lender shall make its Term Loan available to the Borrower by wire transfer of its applicable Commitment to the Borrower on the Closing Date, pursuant to the wire transfer instructions previously specified in writing by the Borrower.

1.3. Notes.

(a) The Borrower shall deliver to each Lender that so requests (i) a Note representing the Term Loan advanced by such Lender and (ii) upon request by any Lender and the delivery to the Borrower of such Lender’s existing Note(s), replacement Note(s) representing such Lender’s outstanding Term Loan.

(b) Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, or, in the case of any such mutilation, upon surrender and cancellation of the Note, as the case may be, the Borrower will issue a new Note of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note.

(c) The Borrower shall at any time, upon written request by any Lender and surrender of such Lender’s Note, issue new Notes in exchange for any existing Note in such denominations of at least $1,000,000, as shall be specified by such Lender, in an aggregate principal amount equal to the then unpaid principal amount of the Note or Notes surrendered and substantially in the form of Exhibit 1.1 with appropriate insertions and variations, and bearing interest from the date to which interest has been paid on the Note surrendered.

1.4. Evidence of Debt; Repayment of Term Loans.

(a) Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the principal amount of each Term Loan of such Lender on the Maturity Date, to the extent not sooner paid or prepaid in accordance with the terms of this Agreement, together with accrued and unpaid interest and fees thereon and all costs, expenses, indemnities and other Obligations then due and payable hereunder or under any other Loan Document.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Term Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent on behalf of the Borrower shall maintain accounts (the “Register”) in which the Administrative Agent agrees to register by book entry (i) the amount of Term Loans made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to 1.4(b) and 1.4(c) shall be prima facie evidence of the existence and amounts of the obligations therein recorded absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower and the other Loan Parties to pay, and perform, the Obligations in accordance with the Loan Documents. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Term Loans are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Term Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 9.9 shall be construed so that the Notes are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(f) Absent manifest error, the Loan Parties and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. The Register shall be available for access by any Lender at any reasonable time and from time to time upon reasonable prior notice.

1.5. Closing Payment; Administrative Agent Fees. Borrower agrees to pay each Lender a closing payment, on the Closing Date, in the amount equal to two and a half percent (2.50%) of the principal amount of the Term Loan made by such Lender on the Closing Date (the “Lender Fees”). Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter and such other fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fees”). Once paid, none of the Lender Fees or Administrative Agent Fees shall be refundable under any circumstances.

1.6. Interest on Term Loans.

(a) Interest Rate. The Term Loans shall bear interest on the outstanding principal amount thereof from time to time at a rate equal to ten percent (10.0%) per annum, payable in arrears in cash on the last Business Day of March, June, September and December of each calendar year (each such date, an “Interest Payment Date”).

(b) Default Rate. Notwithstanding the foregoing and so long as an Event of Default shall have occurred and be continuing, automatically and without any required action if such Event of Default is under Sections 6.1(i), (ii), (viii) or (ix), and otherwise effective upon written request of the Administrative Agent or the Required Lenders, the interest rate applicable to the Term Loans shall be increased to the rate per annum that is three percent (3.0%) in excess of the rate otherwise borne by such Term Loans (the “Default Rate”), and all outstanding Obligations (including, to the extent permitted by applicable law, all overdue interest and post-petition interest in any proceeding under the Bankruptcy Code) shall bear interest at the Default Rate. Interest at the Default Rate shall accrue from the initial date of such Event of Default until such Event of Default is cured (if curable) or waived in writing in accordance with Section 9.1.

(c) Interest Payment Dates. Accrued interest on the Term Loans shall be payable in arrears in accordance with subsections 1.6(a) and (b) on each Interest Payment Date; provided that in the event of any repayment or prepayment of any Term Loans, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

1.7. Optional Prepayments of the Term Loans.

(a) The Borrower at its option, may, at any time, prepay the entire principal amount of Term Loans then outstanding plus a premium equal to the Prepayment Premium applicable to the amount prepaid at such time plus accrued and unpaid interest on the Term Loans (collectively, the “Prepayment Price”). For the avoidance of doubt, any optional prepayment of the Term Loans by the Borrower must be made with respect to all, and not less than all, of the Term Loans then outstanding.

(b) If the Borrower elects to make any permitted prepayment of the Term Loans pursuant to subsection 1.7(a), the Borrower shall give notice of such prepayment to each Lender at least ten (10) Business Days prior, and no more than 60 days prior, to the date such prepayment is to be made, specifying the date on which such prepayment is to be made. The aggregate principal amount of the Term Loans then outstanding, together with accrued interest thereon, shall become due and payable on the prepayment date set forth in such notice. Any notice of payment under this Section 1.7(b) shall be irrevocable, except that, notwithstanding anything to the contrary herein, the Borrower may rescind any notice of prepayment under this Section 1.7(b) if such prepayment would have resulted from a refinancing of all of the Term Loans, which refinancing shall not be consummated or shall otherwise be delayed; provided however that in the event of a delay, the Term Loans shall nonetheless be and become due and payable on such later date of closing of such delayed refinancing and the Borrower shall give each Lender at least three (3) Business Days’ written notice of such delayed closing date (or such lesser period as each Lender may agree).

1.8. No Amortization of the Term Loans. The Borrower is not required to make scheduled prepayments of principal with respect to the Term Loans.

1.9. Offer to Prepay by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10, the Borrower is required to commence an offer to all Lenders to prepay Term Loans (an “Asset Sale Offer”), it will follow the procedures specified below.

(b) The Asset Sale Offer shall be made to all Lenders. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Prepayment Date”), the Borrower will apply all Excess Proceeds (the “Offer Amount”) to the prepayment of Term Loans (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Term Loans tendered in response to the Asset Sale Offer. Payment for any Term Loans so prepaid will be made in the same manner as interest payments are made.

(c) If the Prepayment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Term Loan is registered at the close of business on such record date, and no additional interest will be payable to Lenders who tender Term Loans pursuant to the Asset Sale Offer.

(d) Upon the commencement of an Asset Sale Offer, the Borrower will send, by first class mail, a notice to each of the Lenders. The notice will contain all instructions and materials necessary to enable such Lenders to tender Term Loans pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 1.9 hereof and the length of time the Asset Sale Offer will remain open;

(2) the Offer Amount and the Prepayment Date;

(3) that any Term Loan not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Borrower defaults in making such payment, any Term Loan accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Prepayment Date;

(5) that Lenders electing to have a Term Loan prepaid pursuant to an Asset Sale Offer may elect to have Term Loans prepaid in integral multiples of $l,000 only;

(6) that Lenders electing to have Term Loans prepaid pursuant to any Asset Sale Offer will be required to surrender their Notes, if any, with the form entitled “Option of Lender to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Borrower at the address specified in the notice at least three days before the Prepayment Date;

(7) that Lenders will be entitled to withdraw their election if the Borrower receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Lender, the principal amount of the Term Loan the Lender delivered for prepayment and a statement that such Lender is withdrawing its election to have such Term Loan prepaid;

(8) that, if the aggregate principal amount of Term Loans surrendered by Lenders thereof exceeds the Offer Amount, the Borrower will select the Term Loans to be prepaid on a pro rata basis based on the principal amount of Term Loans surrendered (with such adjustments as may be deemed appropriate by the Borrower so that only Term Loans in denominations of $1,000,000 or integral multiples of $250,000, will be prepaid); and

(9) that Lenders whose Term Loans were prepaid only in part will be issued new Notes equal in principal amount to the remaining portion of the Term Loans surrendered (or transferred by book-entry transfer).

(e) On or before the Prepayment Date, the Borrower will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Term Loans or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Term Loans tendered. The Borrower will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Lender an amount equal to the prepayment price of the Term Loans tendered by such Lender and accepted by the Borrower for prepayment, and the Borrower will promptly issue a new Note to such Lender, in a principal amount equal to any remaining portion of the Term Loan surrendered. Any Notes not so accepted shall be promptly mailed or delivered by the Borrower to the Lender thereof.

1.10. Offer to Prepay Upon Change of Control.

(a) Upon the occurrence of a Change of Control, the Borrower will make an offer (a “Change of Control Offer”) to each Lender to prepay all or any part (equal to $1,000,000 or an integral multiple of $250,000) of each Lender’s Term Loans at a price in cash equal to 101% of the aggregate principal amount of Term Loans prepaid plus accrued and unpaid interest on the Term Loans prepaid to the date of prepayment, subject to the rights of Lenders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control, the Borrower will mail a notice to each Lender describing the transaction or transactions that constitute the Change of Control and stating:

(i) that the Change of Control Offer is being made pursuant to this Section 1.10 and that all Term Loans tendered will be accepted for payment;

(ii) the prepayment price and the prepayment date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(iii) that any Term Loan not tendered will continue to accrue interest;

(iv) that, unless the Borrower defaults in the payment of the Change of Control Payment, all Term Loans accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(v) that Lenders electing to have any Term Loans prepaid pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Lender to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Borrower at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi) that Lenders will be entitled to withdraw their election if the Borrower receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Lender, the principal amount of Term Loans delivered for purchase, and a statement that such Lender is withdrawing its election to have the Term Loans purchased; and

(vii) that Lenders whose Notes are being prepaid only in part will be issued new Notes equal in principal amount to the remaining portion of the Term Loans surrendered, which remaining portion must be equal to $2,000 in principal amount or an integral multiple of $1,000.

(b) On the Change of Control Payment Date, the Borrower will, to the extent lawful accept for payment all Term Loans or portions of Term Loans properly tendered pursuant to the Change of Control Offer. The Borrower will promptly mail to each Lender of Term Loans properly tendered the Change of Control Payment for such Term Loans, and the Borrower will promptly issue and mail (or cause to be transferred by book entry) to each Lender a new Note equal in principal amount to any remaining portion of the Term Loans surrendered, if any. Prior to the Change of Control Payment Date, the Borrower will either repay all outstanding Senior Lien Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Lien Debt to permit prepayment of Term Loans required by this Section 1.10.

(c) Notwithstanding anything to the contrary in this Section 1.10, the Borrower will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 1.10 and prepays all Term Loans properly tendered and not withdrawn under the Change of Control Offer.

1.11. Payments by the Loan Parties.

(a) All payments (including prepayments) to be made by each Loan Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made by or on behalf of the relevant Loan Party to the Administrative Agent at the address for payment specified in Section 9.2 hereof, including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 1:00 p.m. (New York time) on the date due. Any payment which is received by the Administrative Agent later than 1:00 p.m. (New York time) may in the Required Lenders’ discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. The Borrower and each other Loan Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation.

(b) If any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) Notwithstanding any provision herein to the contrary, all amounts collected or received by the Administrative Agent or Lenders after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded) shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs and other expenses, of the Administrative Agent and the Lenders payable or reimbursable by the Loan Parties under the Loan Documents;

second, to payment of all accrued unpaid interest and premium on the Obligations of the Borrower;

third, to the payment of the principal of the Obligations;

fourth, to payment of any other amounts owing constituting Obligations; and

fifth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied to each category in numerical order until amounts in such category have been paid in full in cash prior to the application to the next succeeding category and (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to the above clauses (other than clauses first and fifth).

(d) Notwithstanding anything herein to the contrary, any payment to be made by the Borrower may, at the option of the Borrower, be made by another Person on the Borrower’s behalf.

1.12. Incremental Facilities.

(a) The Borrower may, at any time after the Closing Date and after the perfection of the Liens with respect to Controlled Account Agreements (as defined in the Second Lien Security Agreement), Intellectual Property filings and the mortgages on the Real Property Collateral in accordance with Section 2.1(e) hereof, by notice (the “Incremental Notice”) to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request the addition of a single additional tranche of term loans (the “Incremental Term Facility”) in an aggregate principal amount of $15,000,0000 in favor of the Borrower. The Incremental Notice shall specify a proposed closing date for funding of the Incremental Term Facility (the “Incremental Closing Date”) at least fifteen (15) Business Days after the date the Incremental Notice is given and at least thirty (30) days prior to the Maturity Date. Each of the existing Lenders shall have the right (but not the obligation), exercisable by notice given to the Administrative Agent and the Borrower within ten (10) Business Days after the Incremental Notice is given specifying the amount of the Incremental Term Facility desired to be funded by such Lender, to fund up to all the amount of the Incremental Term Facility requested by the Borrower. To the extent existing Lenders elect to fund more than the amount of the Incremental Term Facility requested by the Borrower, the Lenders’ right to participate shall be allocated pro rata in accordance with their respective Commitments. All of the Incremental Term Facility funded by the Lenders shall be made in the form of term loans (the “Incremental Term Loans”) with terms, including, without limitation, maturity, interest rate, funding fees, prepayment terms, covenants, priority in right of payment and security, collateral and guarantees, identical to the existing Term Loans. ,. Commitments in respect of the Incremental Term Facility shall become “Commitments” under this Agreement, and the Incremental Term Loans shall become “Term Loans” under this Agreement. To the extent deemed necessary or appropriate, in the reasonable opinion of the Administrative Agent, the Incremental Term Facility shall be implemented pursuant to an amendment (the “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide Incremental Term Loans, and the Administrative Agent. The effectiveness of any Incremental Term Facility shall be conditioned solely on (i) the execution and delivery of the Incremental Amendment (to the extent deemed necessary or appropriate in the reasonable opinion of the Administrative Agent) and (ii) satisfaction of the other conditions set forth in Section 2.2 hereof. The Borrower shall use the proceeds of the Incremental Term Facility solely for the purposes permitted by Section 4.24 of this Agreement.

(b) If the Lenders do not timely elect to provide aggregate commitments in respect of the Incremental Term Facility for the entire amount requested in accordance with paragraph (a) above, or such requested amount is not fully funded on the Incremental Closing Date, the Borrower, in its sole discretion, may do either of the following (but not both) (i) solicit commitments on any number of occasions on an unsecured basis from other banks, financial institutions or other institutional lenders ranking pari passu in right of payment to the Term Loans in an amount up to the requested amount (minus any commitments elected to be made by the existing Lenders and made on the Incremental Closing Date in accordance with Section 1.12(a)) or (ii) solicit commitments on any number of occasions from the Senior Lien Lenders ranking pari passu in right of payment to the Term Loans and senior as to Collateral in an amount up to the requested amount (minus any commitments elected to be made by the existing Lenders and made on the Incremental Closing Date in accordance with Section 1.12(a)).

ARTICLE II

CONDITIONS PRECEDENT

2.1. Conditions to Initial Loans. The obligation of each Lender to make the initial Term Loans hereunder is subject to satisfaction or waiver of the following conditions in a manner satisfactory to the Administrative Agent on or before the Closing Date:

(a) Loan Documents. The Administrative Agent shall have received all of the agreements, documents, instruments and other items set forth on the Closing Checklist attached hereto as Exhibit 2.1, each in form and substance satisfactory to the Administrative Agent and, as applicable, duly completed and executed by all parties thereto.

(b) Fees and Expenses. There shall have been paid to the Administrative Agent on behalf of Lenders all fees (including any fees to be paid for the account of any Lender at closing that Borrower has previously agreed to in writing) and payments and all reimbursements of costs or expenses, including, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including the recording taxes and fees and the reasonable legal fees and expenses of Irell & Manella LLP, counsel to the Administrative Agent), in each case due and payable under any Loan Document on or before the Closing Date.

(c) Corporate Approval. The Administrative Agent shall have received satisfactory evidence of appropriate corporate approval of this Agreement and the borrowing of the Term Loans as well as customary opinions of counsel satisfactory to it as to, among other things, the due authorization of the Loan Documents, the legality, validity and binding effect of the Loan Documents and the perfection of the liens of the Collateral Documents.

(d) KYC. The Administrative Agent shall have received background checks and all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(e) Lien Perfection. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent as to the perfection of all Liens on substantially all assets owned by the Loan Parties; provided, however, that the Controlled Account Agreements as contemplated by Section 8(c) of the Second Lien Security Agreement may be delivered after, but no later than 15 days after, the Closing Date, and Intellectual Property filings and mortgages on the Real Property Collateral may be provided after, but no later than ninety (90) days after, the Closing Date.

(f) Third Party Consents. The Loan Parties shall have received all requisite third party or governmental consents (including without limitation, consents under the ABL Revolving Facility) required in connection with the execution, delivery and performance by the Loan Parties, and the validity and enforceability, of the Loan Documents, or in connection with any of the Transactions, such consents, licenses and approvals shall be in full force and effect, and shall have provided evidence thereof satisfactory to the Administrative Agent.

2.2. Conditions to All Loans. In addition to the conditions set forth in Section 2.1 with respect to the initial Term Loans, the obligation of each Lender to make the initial Term Loans on the Closing Date and any Term Loans pursuant to the Incremental Term Facility on the Incremental Closing Date is subject to satisfaction or waiver of the following conditions in a manner reasonably satisfactory to the Administrative Agent:

(a) Representations and Warranties. As of the Closing Date or the Incremental Closing Date, as applicable, each of the representations and warranties made by any Loan Party contained herein or in any other Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such date, except to the extent such representation or warranty expressly relates to an earlier date (in which event such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date).

(b) No Defaults. There shall not occur as a result of, and will not occur after giving effect to, the consummation of the Transactions, including the purchase and sale of the Term Loans on the Closing Date, or the Incremental Term Loans on the Incremental Closing Date, as applicable, (i) a default (or any event which with the giving of notice or lapse of time or both will be a default) under the Senior Lien Loan Documents or (ii) a Default or an Event of Default.

(c) Solvency. The Administrative Agent shall be reasonably satisfied, based on financial statements and other evidence provided by the Borrower, including a certificate of the Chief Financial Officer of the Borrower in form and substance reasonably acceptable to the Administrative Agent, that (i) the Borrower on a stand-alone basis and (ii) Holdings and its Subsidiaries on a consolidated basis, after incurring the Indebtedness contemplated hereunder, will be Solvent.

(d) Material Adverse Effect. There shall have been no change, effect, event or occurrence that has had or could reasonably be expected to have a Material Adverse Effect.

(e) No Legal Bar; Litigation. No judgment, decree, verdict, order consent order, consent decree, writ, declaration or injunction of any Governmental Authority relating to Borrower or any Loan Party shall purport to restrain any Lender from making any Term Loans to be made by it. No litigation or other proceeding shall be in effect against any Loan Party, the result of which is reasonably likely to impair or prevent the consummation of the transactions contemplated hereby.

(f) Officers’ Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer confirming compliance with the conditions precedent set forth in this Section 2.2.

The effectiveness of any Incremental Term Facility shall be conditioned solely on (i) the execution and delivery of the Incremental Amendment (to the extent deemed necessary or appropriate) and (ii) satisfaction of the other conditions set forth in Section 2.2 hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Loan Parties, jointly and severally, represent and warrant to each Lender and the Administrative Agent that the following are, and after giving effect to the Transactions will be, true, correct and complete:

3.1. Corporate Existence and Power. Each Loan Party and each of their respective Subsidiaries:

(a) is a corporation, limited liability company or limited partnership (in each case, or the foreign equivalent thereof), as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (to the extent that such concept is applicable in the applicable jurisdiction), organization or formation, as applicable;

(b) has the power and authority and all material governmental licenses, authorizations, Permits, consents and approvals to (i) own its assets, (ii) carry on its business and (iii) execute, deliver and perform its obligations under, the Loan Documents and the Related Agreements to which it is a party;

(c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing (to the extent that such concept is applicable in the applicable jurisdiction), under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d) is in compliance with all Requirements of Law;

except, in each case referred to in clauses 3.1(b)(i), 3.1(b)(ii), 3.1(c) or 3.1(d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2. Corporate Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement and by each Loan Party and each of its respective Subsidiaries of any other Loan Document and Related Agreement to which such Person is party, have been duly authorized by all necessary action, and do not and will not:

(a) contravene the terms of any of that Person’s Organization Documents;

(b) conflict with or result in any material breach or contravention of, result in the creation of any Lien under, or require any consent or approval that has not been obtained under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject;

(c) violate any Requirement of Law in any material respect.

3.3. Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party or any Subsidiary of any Loan Party of this Agreement, any other Loan Document or Related Agreement except (a) for recordings and filings in connection with the Liens granted to the Senior Lien Agent under the Senior Lien Loan Documents, (b) those obtained or made on or prior to the Closing Date and within 90 days thereafter in the case of mortgage and intellectual property filings in accordance with the terms of the Loan Documents and (c) in the case of any Related Agreement, those which, if not obtained or made, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.4. Binding Effect. This Agreement and each other Loan Document and Related Agreement to which any Loan Party or any Subsidiary of any Loan Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5. Litigation. Except as specifically disclosed in Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of each Loan Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party, any Subsidiary of any Loan Party or any of their respective Properties which:

(a) purport to affect or pertain to this Agreement, any other Loan Document or Related Agreement, or any of the transactions contemplated hereby or thereby; or

(b) would reasonably be expected to result in monetary judgment(s) or relief, individually or in the aggregate, which would reasonably be expected to have a Material Adverse Effect; or

(c) seek an injunction or other equitable relief which would reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document or any Related Agreement, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. Except as specifically disclosed in Schedule 3.5, as of the Closing Date, no Loan Party is the subject of an audit by the IRS or other Governmental Authority or, to each Loan Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any Requirement of Law.

3.6. No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Loan Party or the consummation of the transactions contemplated by the Loan Documents. No Loan Party and no Subsidiary of any Loan Party is in default under or with respect to any Contractual Obligation in any respect and no condition exists which, with the giving of notice or lapse of time or both could reasonably be expected to constitute such a default, in each case, which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

3.7. ERISA Compliance. Schedule 3.7 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies for each Loan Party, (a) all Title IV Plans, (b) all Multiemployer Plans, (c) all material Benefit Plans and (d) all material Foreign Pension Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except as set forth on Schedule 3.7 or for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (u) except to the extent required under Section 4980B of the Code or similar law, no Benefit Plan maintained or contributed to by any of the Loan Parties provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates that would reasonably be expected to result in a material Liability to any of the Loan Parties, (v) each Benefit Plan and Foreign Pension Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law of any jurisdiction where the Benefit Plan or Foreign Pension Plan is maintained, (w) except as set forth on Schedule 3.5, there are no existing or pending (or to the knowledge of any Loan Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan or Foreign Pension Plan to which any Loan Party incurs or otherwise has or could have an obligation or any Liability, (x) no ERISA Event or Foreign Benefit Event is reasonably expected to occur, (y) none of the Loan Parties, any ERISA Affiliate or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject a Loan Party or a Subsidiary of a Loan Party, directly or indirectly, to a tax or civil penalty and (z) there are no unfunded liabilities with respect to Foreign Pension Plans. On the Closing Date, no ERISA Event or Foreign Benefit Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

3.8. Use of Proceeds; Margin Regulations. The proceeds of the Term Loans are intended to be and shall be used solely for the purposes set forth in and permitted by the preamble to this Agreement and are intended to be and shall be used in compliance with such preamble. No Loan Party and no Subsidiary of any Loan Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Proceeds of the Term Loans shall not be used for any purpose that entails a violation of (or that is inconsistent with) Regulation T, U or X. As of the Closing Date, except as set forth on Schedule 3.8, no Loan Party and no Subsidiary of any Loan Party owns any Margin Stock.

3.9. Ownership of Property; Liens. As of the Closing Date, the Real Estate listed in Schedule 3.9 constitutes all of the Real Estate owned by each Loan Party. Each Loan Party has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Estate, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses, other than any failure to have such title or interests that would not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, the Real Estate of the Loan Parties, taken as a whole, is in good operating order, condition and repair (except for: (i) ordinary wear and tear, and (ii) maintenance, repairs and replacements that are the obligation of any landlord or sublandlord at any Real Estate leased or subleased by any of the Loan Parties). No Loan Party is in default under any provision of any lease to which it is a party with respect to a leasehold interest in Real Estate, where such default could reasonably be expected to result in a Material Adverse Effect. None of the Property of any Loan Party or any Subsidiary of any Loan Party is subject to any Liens other than Permitted Liens.

3.10. Taxes. All foreign and US federal, state and local income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. No Tax Return is under audit or examination by any Governmental Authority and no notice of any audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority, except to the extent that such audit, examination or other claim could not reasonably be expected to result in a material tax Liability. Except as set forth on Schedule 3.10, no Loan Party has knowledge of any proposed or pending material tax assessments, deficiencies, audits or other proceedings against any Loan Party. No Loan Party, to its knowledge, has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. No Loan Party, to its knowledge, is party to any tax sharing or similar agreement.

3.11. Financial Condition.

(a) Each of (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries dated December 31, 2011, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Year ended on that date and (ii) the unaudited interim consolidated balance sheet of Holdings and its Subsidiaries dated September 30, 2012 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the nine months then ended:

(i) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(ii) present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b) Except as set forth in the financial statements referred to in Section 3.11(a), there are no liabilities of any Loan Party of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances, in each case that could reasonably be expected to result in a Material Adverse Effect.

(c) Since December 31, 2011, there has been no Material Adverse Effect.

(d) The Borrower has heretofore delivered solely to the Administrative Agent on a confidential basis the forecasts of financial performance of the Loan Parties and their Subsidiaries for the fiscal years ended December 31, 2013 and December 31, 2014 (the “Projections”). The Projections have been prepared in good faith based upon assumptions that were believed to be reasonable at the time made (it being understood that any such Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material). For the avoidance of doubt, the Projections constitute MNPI.

3.12. Environmental Matters. Except as set forth in Schedule 3.12 or except where any failures to comply would not reasonably be expected to result in, either individually or in the aggregate, Material Environmental Liabilities to the Loan Parties and their Subsidiaries, (a) the operations of each Loan Party and each Subsidiary of each Loan Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Loan Party and no Subsidiary of any Loan Party is party to, and no Loan Party and no Subsidiary of any Loan Party and no Real Estate currently (or to the knowledge of any Loan Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Loan Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any Property of any Loan Party or any Subsidiary of any Loan Party and, to the knowledge of any Loan Party, no facts, circumstances or conditions exist that would reasonably be expected to result in any such Lien attaching to any such Property, (d) no Loan Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any current or, to the knowledge of any Loan Party, formerly, owned Real Estate, (e) all Real Estate currently (or to the knowledge of any Loan Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Loan Party and each Subsidiary of each Loan Party is free of contamination by any Hazardous Materials, (f) to the knowledge of the Loan Parties, no Person with an indemnity, contribution or other obligation to any of the Loan Parties relating to compliance with or liability under Environmental Law is in default with respect to any such indemnity, contribution or other obligation, (g) no Loan Party and no Subsidiary of any Loan Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or similar Environmental Laws, and (h) the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup obligations pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law.

3.13. Regulated Entities. No Loan Party nor any Subsidiary of any Loan Party is (a) an “investment company” within the meaning of the Investment Issuer Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Loan Documents.

3.14. Solvency. Both before and after giving effect to (a) the borrowing of the Term Loans on the Closing Date, (b) the consummation of the Transactions and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Borrower on a stand-alone basis and Holdings and its Subsidiaries on a consolidated basis, are Solvent.

3.15. Labor Relations. There are no strikes, work stoppages, slowdowns. lockouts or other labor disputes existing, pending (or, to the knowledge of any Loan Party, threatened) against or involving any Loan Party or any Subsidiary of any Loan Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Legal Requirement dealing with such matters, in each case in any manner that has resulted, or could reasonably be expected to result in a Material Adverse Effect. All payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party except to the extent that the failure to do so has not resulted, and could not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Loan Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Loan Party and (c) no such representative has sought certification or recognition with respect to any employee of any Loan Party.

3.16. Intellectual Property. Each Loan Party and each Subsidiary of each Loan Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Loan Party, (a) the conduct and operations of the businesses of each Loan Party and each Subsidiary of each Loan Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Loan Party or any Subsidiary of any Loan Party in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to materially and adversely affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, the use of such Intellectual Property by each Loan Party does not infringe the rights of any Person, except for such claims and infringements which could not reasonably be expected to result in a Material Adverse Effect. Except pursuant to licenses granted by or on behalf of each Loan Party in the ordinary course of its business, to the knowledge of the Loan Parties, no Loan Party has authorized or enabled any other Person to use any of its material Intellectual Property. Each Loan Party has taken commercially reasonable actions to protect the secrecy, confidentiality and value of all trade secrets used in such Loan Party’s business, and to comply with all agreements and obligations protecting the trade secrets of third parties licensed for use in the business of the Loan Parties, except in any case where failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Loan Parties, (i) there is no violation by others of any right of any Loan Party with respect to any Intellectual Property, except in any case where such violation could not reasonably be expected to result in a Material Adverse Effect, (ii) no Loan Party is in breach of, or in default under, any license of Intellectual Property by any other Person, to such Loan Party, except in any case where such breach or default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (iii) no proceedings have been instituted or are pending against any Loan Party or threatened, and no written claim against any Loan Party has been received by any Loan Party, alleging any such infringement or misappropriation, except to the extent that such proceedings or claims could not reasonably be expected to result in a Material Adverse Effect. Neither the execution, delivery or performance of this Agreement or the Loan Documents, nor the consummation of the transactions contemplated hereby and thereby, will alter, impair or otherwise affect or require the consent, approval or other authorization of any other Person in respect of any right of any Loan Party in any Intellectual Property, except to the extent that such alteration, impairment, effect, consent, approval or other authorization could not reasonably be expected to result in a Material Adverse Effect.

3.17. Brokers’ Fees; Transaction Fees. Except as disclosed on Schedule 3.17 and except for fees payable to the Administrative Agent and Lenders (and the Senior Lien Agent and the Senior Lien Lenders pursuant to the ABL Revolving Facility), no Loan Party or any of its Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the Term Loans.

3.18. Insurance. Each Loan Party and each of its Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses of the same size and character as the business of the Loan Parties and, to the extent relevant, owning similar Properties in localities where such Person operates. All material insurance maintained by the Loan Parties is in full force and effect, all premiums with respect to material insurance have been duly paid and no Loan Party has received notice of violation, invalidity or cancellation thereof.

3.19. Ventures, Subsidiaries and Affiliates; Outstanding Stock. Except as set forth in Schedule 3.19, as of the Closing Date, no Loan Party and no Subsidiary of any Loan Party (a) has any Subsidiaries, or (b) is engaged in any joint venture or partnership with any other Person. All issued and outstanding Capital Stock and Stock Equivalents of each Loan Party and each of its Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than inchoate tax liens and, with respect to the Capital Stock and Stock Equivalents of the Loan Parties and their Subsidiaries, Permitted Liens. All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. As of the Closing Date, all of the issued and outstanding Capital Stock of each Loan Party is owned by each of the Persons and in the amounts set forth in Schedule 3.19. As of the Closing Date, except as set forth in Schedule 3.19, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Loan Party may be required to issue, sell, repurchase or prepay any of its Capital Stock or Stock Equivalents or any Capital Stock or Stock Equivalents of its Subsidiaries, in each case on or prior to the Maturity Date. Set forth in Schedule 3.19 is a true and complete organizational chart, as of the Closing Date, of Holdings and all of its Subsidiaries. Each Loan Party is the record and beneficial owner of, and has good title to, the Capital Stock and Stock Equivalents pledged by it under the Second Lien Security Agreement, free of any and all Liens, except the security interest created by the Second Lien Security Agreement and any Permitted Liens, and, as of the Closing Date, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or Property that is convertible into, or that requires the issuance or sale of, any such Capital Stock and Stock Equivalents on or prior to the Maturity Date.

3.20. Jurisdiction of Organization; Chief Executive Office. Schedule 3.20 lists each Loan Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Loan Party’s chief executive office or sole place of business, in each case as of the date hereof, and such Schedule 3.20 also lists all jurisdictions of organization and legal names of such Loan Party for the five years preceding the Closing Date.

3.21. No Unrestricted Subsidiaries. Each Subsidiary of the Borrower is a Restricted Subsidiary.

3.22. Bonding. Except as set forth in Schedule 3.22, as of the Closing Date, no Loan Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.

3.23. Status of Holdings. Holdings has not engaged in any business activities and does not own any Property other than (i) ownership of the Capital Stock and Stock Equivalents of the Loan Parties, (ii) activities and contractual rights related to and incidental to maintenance of its corporate existence and ownership of the Loan Parties.

3.24. Full Disclosure. None of the representations or warranties made by any Loan Party or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Loan Party or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Loan Party to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, when taken as a whole, in light of the circumstances under which they are made, not misleading as of the time when made or delivered. Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, in each case that have resulted, or could reasonably be expected to result in a Material Adverse Effect. The Projections are excluded from the scope of this Section 3.24.

3.25. Foreign Assets Control Regulations and Anti-Money Laundering. Each Loan Party and each Subsidiary of each Loan Party is and will remain in compliance in all material respects with all US economic sanctions laws, executive orders and implementing regulations as promulgated by the US Treasury Department’s Office of Foreign Assets Control, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Loan Party and no Subsidiary or direct or indirect parents of a Loan Party (i) is a Person designated by the US government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a US Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of US economic sanctions laws such that a US Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of US economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under US law.

3.26. Patriot Act, etc. The Loan Parties, each of their Subsidiaries and each of their direct or indirect parents are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know-your-customer” and anti-money laundering rules and regulations. No part of the proceeds of the Term Loans will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977. The Loan Parties and their Subsidiaries have not at any time during the prior eighteen months directly or indirectly offered or made, and will not at any time during the term of this Agreement directly or indirectly offer or make, any payments to any government official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (“Illicit Payments”), and the Loan Parties and their Subsidiaries believe in good faith that no such Illicit Payments were made during the three years prior to the Closing Date. The Loan Parties and their Subsidiaries have adopted and implemented policies, financial controls and procedures which are reasonably designed to detect and prevent Illicit Payments and will maintain such policies, financial controls and procedures during the term of this Agreement.

3.27. Collateral Documents. (a) The Collateral Documents are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 8 to the Second Lien Security Agreement (as updated in accordance with the terms hereof) and (ii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Collateral Document, subject to the Intercreditor Agreement), the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Collateral (other than (A) the Intellectual Property constituting Collateral and (B) such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction by the filing of financing statements or in respect of which perfection is not required by the Collateral Documents), in each case subject to no Liens other than Permitted Liens.

(b) When (i) the Second Lien Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, and (ii) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 8 to the Second Lien Security Agreement, the Liens created by the Second Lien Security Agreement shall constitute fully perfected

Liens on, and security interests in, all right, title and interest of the grantors thereunder in copyrights registered at the United States Copyright Office, patents and registered marks or trade dress issued by or registered with the United States Patent and Trademark Office, and applications to such offices for the foregoing, included in the Intellectual Property Collateral (as defined in the Security Agreement) to the extent a security interest may be perfected thereby, in each case subject to no Liens other than Permitted Liens.

(c) Each Mortgage (as defined in the Second Lien Security Agreement) is, or will be when filed, effective to create in the Real Property Collateral (as defined in the Second Lien Security Agreement), in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens, and when the Mortgages are filed in the applicable recording offices, the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Real Property Collateral, subject only to Permitted Liens.

3.28. Subordination of Senior Subordinated Notes. The Term Loans and the Guaranteed Obligations are “Senior Debt,” within the meaning of and for all purposes under the Senior Subordinated Notes Indenture. Without limiting the foregoing, the Term Loans and the Guaranteed Obligations shall at all times constitute “Senior Debt” or the equivalent thereof for all purposes of the Senior Subordinated Notes and, to the extent that any designation thereof is required by the subordination provisions applicable to the Senior Subordinated Notes, the Term Loans and the Guaranteed Obligations at all times shall be designated in a writing addressed to the trustee under such indenture and executed by the Borrower as “Senior Debt” or the equivalent thereof for all purposes of the Senior Subordinated Notes.

ARTICLE IV

COVENANTS

4.1. Payment of Term Loans. The Borrower will pay or cause to be paid the principal of, premium, if any, and interest on the Term Loans on the dates and in the manner provided in this Agreement. Principal, premium, if any, and interest will be considered paid on the date due if the Administrative Agent holds as of 1:00 p.m. Eastern Time on the due date money deposited by the Borrower in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

4.2. Maintenance of Office or Agency. The Borrower will maintain in the United States an office where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Borrower in respect of the Term Loans and this Agreement may be served. The Borrower will give prompt written notice to the Administrative Agent of the location, and any change in the location, of such office. If at any time the Borrower fails to maintain any such required office or fails to furnish the Administrative Agent with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Borrower’s address provided in Section 9.2.

The Borrower may also from time to time designate one or more other offices where the Term Loans may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Borrower of its obligation to maintain an office in the United States for such purposes.

4.3. Reports.

(a) Whether or not required by the rules and regulations of the SEC, so long as any Term Loans are outstanding and if not filed electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), the Borrower will furnish to the Administrative Agent (for delivery to the Lenders) within the time periods specified in the SEC’s rules and regulations:

(i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Borrower were required to file reports on such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report on the annual financial statements by the Borrower’s certified independent accountants; and

(ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Borrower were required to file such reports.

In addition, whether or not required by the SEC, the Borrower will file a copy of all of the information and reports referred to in clauses (i) and (ii) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods. The Borrower will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Borrower’s filings for any reason, the Borrower will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Borrower were required to file those reports with the SEC.

(b) If the Borrower has designated any of its Subsidiaries (other than Immaterial Subsidiaries) as Unrestricted Subsidiaries, then the quarterly and annual financial information required by paragraph (a) of this Section 4.3 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.

Delivery of such reports, information and documents is for informational purposes only and the receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder (as to which the Administrative Agent is entitled to rely exclusively on Officers’ Certificates).

4.4. Compliance Certificate.

(a) The Borrower shall deliver to the Administrative Agent, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Borrower and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Borrower has kept, observed, performed and fulfilled its obligations under this Agreement, and further stating, as to each such Officer signing such certificate, that to his or her knowledge the Borrower has kept, observed, performed and fulfilled each and every covenant contained in this Agreement and is not in default in the performance or observance of any of the terms, provisions and conditions of this Agreement (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Borrower is taking or proposes to take with respect thereto) and that to his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or premium or interest, if any, on the Term Loans is prohibited or if such event has occurred, a description of the event and what action the Borrower is taking or proposes to take with respect thereto.

(b) So long as any of the Term Loans are outstanding, the Borrower will deliver to the Administrative Agent, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Borrower is taking or proposes to take with respect thereto.

4.5. Taxes. Holdings and Borrower will cause all assessments and taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest and so long as, in the case of an assessment or tax that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax. Holdings and Borrower will and will cause each of their Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish the Administrative Agent with proof reasonably satisfactory to the Administrative Agent indicating that Holdings, Borrower and their Subsidiaries have made such payments or deposits.

4.6. Stay, Extension and Usury Laws. The Borrower and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and the Borrower and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Administrative Agent or the Lenders, but will suffer and permit the execution of every such power as though no such law has been enacted.

4.7. Restricted Payments.

(a) The Loan Parties will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of any of the Loan Parties’ or any of their Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving any Loan Party or any of their Restricted Subsidiaries) or to the direct or indirect holders of the Loan Parties’ or any of their Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings or the Borrower and other than dividends or distributions payable to Holdings, the Borrower or a Restricted Subsidiary);

(ii) purchase, prepay or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving any Loan Party) any Equity Interests of Holdings or the Borrower or any direct or indirect parent of Holdings or the Borrower (other than any such Equity Interest owned by Holdings, the Borrower or any other Loan Party;

(iii) make any payment on or with respect to, or purchase, prepay, defease or otherwise acquire or retire for value any Indebtedness of the Borrower or any Guarantor that is contractually subordinated to the Term Loans or to any Guaranteed Obligations (including the Senior Subordinated Notes, but excluding any intercompany Indebtedness between or among the Borrower and any of the Guarantors), except a payment of (A) regularly scheduled interest or (B) principal at the Stated Maturity thereof; or

(iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after given effect to such Restricted Payment:

(i) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(ii) the Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such a Restricted Payment is made of at least 2.0 to 1; and

(iii) such Restricted Payment, together with the aggregate amount of (1) all other Restricted Payments (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (vii), (ix) and (x) of paragraph (b) of this Section 4.7) plus (2) all other Restricted Payments (as defined in the Senior Subordinated Notes Indenture, without duplication of any Restricted Payments made under this Agreement) made by the Borrower and its Restricted Subsidiaries during the period commencing August 6, 2004 and ending on the day immediately preceding the Closing Date (excluding Restricted Payments (as defined in the Senior Subordinated Notes Indenture) permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10) and (12) of paragraph (b) of Section 4.7 of the Senior Subordinated Notes Indenture), is less than the sum, without duplication of:

(A) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after August 6, 2004 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate net cash proceeds, and the Fair Market Value of any property other than cash, received by the Borrower since August 6, 2004 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Borrower (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Borrower that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Borrower); plus

(C) to the extent that any Restricted Investment that was made after August 6, 2004 is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

(D) to the extent that any Unrestricted Subsidiary of the Borrower designated as such after August 6, 2004 is redesignated as a Restricted Subsidiary after August 6, 2004, Fair Market Value of the Borrower’s Investment in such Subsidiary as of the date of such redesignation; plus

(E) 50% of any dividends received by the Borrower or a Restricted Subsidiary of the Borrower that is a Guarantor after August 6, 2004 from an Unrestricted Subsidiary of the Borrower, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Borrower for such period.

(b) The provisions of Section 4.7(a) hereof will not prohibit:

(i) the payment of any dividend or the consummation of any irrevocable prepayment within 60 (sixty) days after the date of declaration of the dividend or giving of the prepayment notice, as the case may be, if at the date of declaration of notice, the dividend or prepayment would have complied with the provisions of this Agreement;

(ii) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (iii)(B) of Section 4.7(a) hereof;

(iii) the repurchase, prepayment, defeasance or other acquisition or retirement for value of Indebtedness of the Borrower or any Guarantor that is contractually subordinated to the Term Loans or to any Guaranteed Obligations with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(iv) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Borrower to the holders of its Equity Interests on a pro rata basis;

(v) the repurchase, prepayment or other acquisition or retirement for value of any Equity Interests of the any Loan Party or any Restricted Subsidiary of a Loan Party or any distribution, loan or advance to Parent for the repurchase, prepayment or other acquisition or retirement for value of any Equity Interests of Parent or its corporate parent, in each case held by any current or former officer, director or employee of the Borrower or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or other agreement; provided that the aggregate price paid for all such repurchased, prepaid, acquired or retired Equity Interests may not exceed (a) $2.0 million in any twelve-month period (plus the proceeds from the issuance of Equity Interests to officers, directors or employees)

or (b) $10.0 million (plus the proceeds from the issuance of Equity Interests to officers, directors or employees) in the aggregate since August 6, 2004; provided, further that the Loan Parties may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, the amount of such repurchases, prepayments or other acquisitions or retirements for value permitted to have been made but not made in any preceding twelve-month period; it being understood that the cancellation of Indebtedness owed by management to the applicable Loan Party in connection with such repurchase or prepayment will not be deemed to be a Restricted Payment; provided, further, that any Equity Interests repurchased, prepaid, acquired or retired from the proceeds of Indebtedness issued pursuant to clause (xiv) in Section 4.9(b) hereof will be a Restricted Payment under this clause (v) only upon the repayment of principal of such Indebtedness;

(vi) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(vii) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Borrower or Restricted Subsidiary of Borrower issued on or after August 6, 2004 in accordance with the Fixed Charge Coverage test described in the second clause (ii) of Section 4.7(a) hereof;

(viii) [intentionally omitted]

(ix) Permitted Payments to Holdings;

(x) the repayment or repurchase of Indebtedness that is subordinated in right of payment to the Term Loans or the Guaranteed Obligations upon an asset sale or Change of Control if and to the extent that such repayment or repurchase was required by the provisions of such Indebtedness; provided that, prior to such repayment or repurchase, the Borrower shall have made the Asset Sale Offer or Change of Control Offer, as applicable, with respect to the Term Loans as required by this Agreement, and the Borrower shall have repurchased all Term Loans validly tendered for payment and not withdrawn in connection with such Asset Sale Offer or Change of Control Offer, as applicable;

(xi) the payment of dividends on common stock of the Borrower or any direct or indirect parent entity following the first bona fide underwritten public offering of common stock of the Borrower or any direct or indirect parent entity after August 6, 2004 of up to 6% per annum of the net proceeds received from all public offerings; provided, however, that the aggregate amount of all such dividends shall not exceed the aggregate amount of net proceeds received from all public offerings; and

(xii) [intentionally omitted],

provided, that in the case of Restricted Payments pursuant to clauses (v), (vii), (x) and (xi) above, no Default has occurred and is continuing or would be caused as a consequence of such payment.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 4.7 will be determined by the Board of Directors of the Borrower whose resolution with respect thereto shall be delivered to the Lenders. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.

4.8. Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Loan Parties will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions on its Capital Stock to Holdings, the Borrower or any of their Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Holdings, the Borrower or any of their Restricted Subsidiaries;

(ii) make loans or advances to Holdings, the Borrower or any of their Restricted Subsidiaries; or

(iii) sell, lease or transfer any of its properties or assets to Holdings, the Borrower or any of their Restricted Subsidiaries.

(b) The restrictions in Section 4.8(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(i) agreements governing Existing Indebtedness and Credit Facilities as in effect on the Closing Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date;

(ii) this Agreement, the Notes, the Guarantees and the Guaranteed Obligations with respect thereto;

(iii) applicable law, rule, regulation or order;

(iv) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(v) customary non-assignment provisions in contracts, leases or licenses entered into in the ordinary course of business;

(vi) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (iii) of Section 4.8(a) hereof;

(vii) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(viii) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix) Liens permitted to be incurred under the provisions of Section 4.12 hereof and restrictions in the agreements relating thereto that limit the right of the debtor to dispose of the assets subject to such Liens;

(x) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of such Loan Party’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(xi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xii) any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition;

(xiii) restrictions or encumbrances in agreements or obligations not described in clause (b)(i), as in effect on the Closing Date, and in amendments, modifications, restatements, renewals, increases, supplements, refunding, refinancing or replacements of such agreements and obligations; provided that the restrictions and/or encumbrances in such amendments, modifications, restatements, renewals, increases, supplements, refunding, refinancing or replacements are not materially more restrictive, taken as a whole, than those contained in such agreements or obligations as in effect on the Closing Date;

(xiv) provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(xv) restrictions on the transfer of assets subject to any Lien permitted under this Agreement imposed by the holder of such Lien;

(xvi) restrictions on the transfer of assets imposed under any agreement to sell such assets permitted under this Agreement to any Person pending the closing of such sale;

(xvii) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person; and

(xviii) restrictions on the ability of any Foreign Subsidiary to make dividends or other distributions resulting from the operation of reasonable financial covenants contained in documentation governing Indebtedness of such Subsidiary permitted to be incurred under this Agreement.

4.9. Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Loan Parties will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise be or become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Loan Parties will not issue any Disqualified Stock and will not permit any of their Restricted Subsidiaries to issue any shares of Disqualified Stock.

(b) The provisions of Section 4.9(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence by the Borrower and any Guarantor of Indebtedness under Credit Facilities in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Borrower and its Restricted Subsidiaries thereunder) at any one time outstanding under this clause (i) not to exceed $61.0 million.

(ii) the incurrence by the Borrower and its Restricted Subsidiaries of the Existing Indebtedness;

(iii) the incurrence by the Borrower and the Guarantors of Indebtedness represented by the Term Loans and the related Guarantees, as well as any other Indebtedness incurred in accordance with Section 1.12;

(iv) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred within 360 days of the acquisition or completion of construction or installation for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Borrower or any of its Restricted Subsidiaries, or Attributable Debt relating to a sale and leaseback transaction, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (iv), not to exceed $15.0 million at any time outstanding;

(v) the incurrence by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under clauses (ii), (iii), (iv), (v) or (xv) of this Section 4.9(b);

(vi) the incurrence by the Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries; provided, however, that:

(A) if the Borrower or any Guarantor is the obligor on such Indebtedness and the payee is not the Borrower or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Term Loans, in the case of the Borrower, or the Guaranteed Obligations, in the case of a Guarantor; and

(B) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary of the Borrower and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary of the Borrower, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii) the issuance by any of the Loan Parties’ Restricted Subsidiaries to the Borrower or to any Guarantor of shares of preferred stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Borrower or a Guarantor; and

(B) any sale or other transfer of any such preferred stock to a Person that is not either the Borrower or a Guarantor,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (vii);

(viii) the incurrence by the Borrower or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(ix) the guarantee by the Borrower or any of the Guarantors of Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower that was permitted to be incurred by another provision of this Section 4.9; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Term Loans, then the Guarantee shall be subordinated or be pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(x) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(xi) Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary of the Borrower providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Borrower, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Borrower and its Restricted Subsidiaries in connection with such disposition;

(xii) Indebtedness of the Borrower’s Foreign Subsidiaries in an aggregate principal amount not to exceed $7.5 million at any time outstanding pursuant to this clause (xii);

(xiii) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(xiv) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in connection with the repurchase, redemption or other acquisition or retirement of Equity Interests held by any current or former officer, director or employee of Holdings, the Borrower or any of its Restricted Subsidiaries; provided that such repurchase, redemption or other acquisition or retirement is permitted by clause (v) of Section 4.7(b); provided, further that such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Term Loans; and

(xv) the incurrence by the Borrower’s Foreign Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (xv), not to exceed $22.0 million.

For purposes of determining compliance with this Section 4.9, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xv) above, the Borrower will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.9. Indebtedness under Credit Facilities outstanding on the Closing Date will be deemed to have been incurred on such date in reliance on the exception provided by Section 4.9(b)(i) hereof.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.9; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Borrower as accrued. Notwithstanding any other provision of this Section 4.9, the maximum amount of Indebtedness that the Borrower or any Restricted Subsidiary may incur pursuant to this Section 4.9 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

The Loan Parties will not incur, and will not permit their Restricted Subsidiaries to incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Loan Parties or their Restricted Subsidiaries unless such Indebtedness is also contractually subordinated in right of payment to the Term Loans and the Guarantees thereof on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Loan Parties or their Restricted Subsidiaries solely by virtue of being unsecured or by virtue of the fact that the holders of secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

4.10. Asset Sales.

The Loan Parties will not, and will not permit any of their Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the Loan Party (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of, and

(ii) at least 75% of the consideration received in the Asset Sale by the Loan Party or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed to be cash:

(A) Cash Equivalents;

(B) any liabilities, as shown on the Borrower’s or Parent’s, as the case may be, most recent consolidated balance sheet, of any Loan Party or any Restricted Subsidiary (other than contingent liabilities, liabilities that are by their terms subordinated to the Term Loans or any Guaranteed Obligations and unsecured liabilities) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Loan Party or such Restricted Subsidiary from further liability;

(C) any securities, notes or other obligations received by any Loan Party or any such Restricted Subsidiary from such transferee that are, within 90 days of the Asset Sale, converted by the Loan Party or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

(D) any stock or assets of the kind referred to in clauses (ii) or (iv) of the next paragraph of this Section 4.10.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Loan Party (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(i) to repay and permanently reduce Senior Lien Debt;

(ii) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Borrower;

(iii) to make a capital expenditure; or

(iv) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Borrower may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Agreement.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this Section 4.10 will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, within 15 days thereof, the Borrower will make an Asset Sale Offer to all Lenders in accordance with Section 1.9 hereof to purchase the maximum principal amount of Term Loans that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Borrower may use those Excess Proceeds for any purpose not otherwise prohibited by this Agreement. If the aggregate principal amount of Term Loans tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Borrower will select the Term Loans to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

4.11. Transactions with Affiliates.

(a) The Loan Parties will not, and will not permit any of their Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of any Loan Party or any of their Restricted Subsidiaries (each an “Affiliate Transaction”), unless:

(i) the Affiliate Transaction is on terms that are no less favorable to the Loan Party or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Loan Party or such Restricted Subsidiary with an unrelated Person; and

(ii) the Borrower delivers to the Administrative Agent:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Borrower set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) of this Section 4.11(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Borrower; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Loan Party or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(i) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(ii) transactions between or among the Borrower and/or its Restricted Subsidiaries;

(iii) transactions with a Person (other than an Unrestricted Subsidiary of a Loan Party) that is an Affiliate of such Loan Party solely because such Loan Party owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of any Loan Party;

(v) any issuance of Equity Interests (other than Disqualified Stock) of Holdings or the Borrower to Affiliates of Holdings or the Borrower and the granting of registration rights in connection therewith;

(vi) Restricted Payments that do not violate Section 4.7 hereof;

(vii) Permitted Investments;

(viii) any transaction pursuant to any agreement in existence on the Closing Date, or any amendment or replacement thereof to the extent such amendment or replacement complied with the applicable provisions of Section 4.11(a); and;

(ix) the payment of indemnities provided for by the Borrower’s charter, by-laws and written agreements.

4.12. Liens. The Loan Parties will not, and will not permit any of their Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired. In addition, if any Loan Party, directly or indirectly, shall create, incur or suffer to exist any Lien on any property or assets securing Senior Lien Debt, the applicable Loan Party will promptly grant at least a second-priority Lien, subject to Permitted Liens, upon such property or assets as security for the Term Loans and Guarantees thereof.

4.13. Business Activities. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Borrower and its Restricted Subsidiaries taken as a whole. Holdings will not engage itself in any operations or business, except in connection with its ownership of Borrower, and its rights and obligations under this Agreement, the other Loan Documents, the ABL Revolving Facility and the Senior Lien Loan Documents.

4.14. Corporate Existence.

(a) Subject to Article V hereof, each Loan Party shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(i) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with its respective organizational documents (as the same may be amended from time to time); and

(ii) the rights (charter and statutory), licenses and franchises of the Loan Parties and their Restricted Subsidiaries;

provided, however, that the Borrower shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its

Restricted Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Lenders.

4.15. [Intentionally Omitted]

4.16. [Intentionally Omitted].

4.17. Limitation on Sale and Leaseback Transactions. The Loan Parties will not, and will not permit any of their Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Borrower or any Restricted Subsidiary of the Borrower may enter into a sale and leaseback transaction if:

(i) the Borrower or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under clauses (iv) or (xv) of Section 4.9(b) hereof and (b) incurred a Lien to secure such Indebtedness pursuant to the provisions of Section 4.12 hereof;

(ii) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of the Borrower and set forth in an Officers’ Certificate delivered to the Lenders, of the property that is the subject of that sale and leaseback transaction; and

(iii) (a) the transfer of assets in that sale and leaseback transaction is permitted by, and the Borrower applies the proceeds of such transaction in compliance with, Section 4.10 hereof or (b) the proceeds are applied to refinance debt incurred to acquire the asset subject to such sale and leaseback transaction.

4.18. Payments for Consent. The Loan Parties will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the Notes unless such consideration is offered to be paid and is paid to all Lenders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

4.19. Additional Guarantees. At the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Loan Party shall (a) within ten (10) days of such formation or acquisition cause any such new Subsidiary to provide to Administrative Agent a joinder to this Agreement and the Guarantee in the form attached hereto as Exhibit 8.4 and a joinder to the Second Lien Security Agreement, together with such other security documents (including Mortgages with respect to any Real Property Collateral owned in fee of such new Subsidiary), as well as appropriate financing statements

(and with respect to all property subject to a Mortgage, fixture filings), all in form and substance reasonably satisfactory to Administrative Agent (including being sufficient to grant the Administrative Agent a Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided that a joinder to this Agreement and the Guarantee and the Second Lien Security Agreement, and such other security documents, shall not be required to be provided to Administrative Agent with respect to any Subsidiary of Holdings that is a CFC (as defined in the Second Lien Security Agreement), (b) within 10 days of such formation or acquisition (or such later date as permitted by Administrative Agent in its sole discretion) provide to the Administrative Agent appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary reasonably satisfactory to the Administrative Agent, subject to the Intercreditor Agreement; provided that only 65% of the total outstanding voting Capital Stock of any first tier Subsidiary of any Loan Party that is a CFC and none of the total outstanding voting Capital Stock of any other Subsidiary of such CFC shall be required to be pledged; and (c) within 10 days of such formation or acquisition (or such later date as permitted by the Administrative Agent in its sole discretion) provide to the Administrative Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to the Administrative Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a Mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 4.19 shall be a Loan Document.

4.20. Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Borrower will not designate any Subsidiary to be an Unrestricted Subsidiary.

4.21. No Further Negative Pledge. The Loan Parties will not, and will not permit any of their Restricted Subsidiaries to, enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party or Restricted Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its Properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any Lien for an obligation if a Lien is granted for another obligation, except the following: (a) this Agreement, the other Loan Documents, the ABL Revolving Facility and the Senior Lien Loan Documents related thereto, and the Senior Subordinated Notes Indenture; (b) covenants in documents creating Liens permitted by Section 4.12 prohibiting further Liens on the Properties encumbered thereby; (c) any prohibition or limitation that (i) exists pursuant to applicable Legal Requirements, or (ii) consists of customary restrictions and conditions contained in any agreement relating to the sale or other disposition of any Property pending the consummation of such sale or other disposition; provided that (1) such restrictions apply only to such Property and (2) such sale or other disposition is permitted hereunder, or (iii) restricts subletting or assignment of any lease governing a leasehold interest of Borrower or any of the Loan Parties, (d) any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition, (e) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (f) provisions limiting the disposition or distribution of assets or property in joint venture agreements, stock sale agreements and other similar agreements, in each case to the extent permitted under this Agreement, and (g) restrictions applicable only to Foreign Subsidiaries contained in any one or more agreements governing Indebtedness permitted under Section 4.9(b)(xii) and (xv) entered into after the Closing Date.

4.22. Compliance with Laws. Each Loan Party will, and will cause its Restricted Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws) and (ii) comply with all terms of Indebtedness and all other contractual obligations, except in the case of clauses (i) and (ii) of this Section 4.22 where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

4.23. Books and Records; Inspection Rights. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers (and if necessary after such discussions with Borrower’s officers, its independent accountants), all at such reasonable times and intervals as the Administrative Agent may designate and, unless a Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrower.

4.24. Use of Proceeds. Borrower shall not use the Term Loans for any purpose other than the purposes set forth in and permitted by the preamble to this Agreement.

4.25. Insurance. Holdings and the Borrower shall, at Borrower’s expense, maintain insurance respecting each of the Loan Parties’ and their Domestic Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain (with respect to each of the Loan Parties and their Domestic Subsidiaries) business interruption, general liability, product liability insurance, director’s and officer’s liability insurance, fiduciary liability insurance, and employment practices liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be with responsible and reputable insurance companies reasonably acceptable to the Administrative Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to the Administrative Agent (it being understood that, before the Discharge of First Lien Obligations (as defined in the Second Lien Security Agreement), any amount, adequacy and scope deemed reasonably acceptable by the Senior Lien Agent shall be deemed reasonably acceptable to the Administrative Agent). All property insurance policies covering the Collateral are to be made payable to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as the Administrative Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies (it being understood that, before the Discharge of First Lien Obligations, any such other provisions deemed reasonably acceptable by the Senior Lien Agent shall be deemed reasonably acceptable to the Administrative Agent). All certificates of property and general liability insurance are to be delivered to the Administrative Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of the Administrative Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to the Administrative Agent of the exercise of any right of cancellation. After the Discharge of First Lien Obligations, If Borrower fails to maintain such insurance, the Administrative Agent may arrange for such insurance, but at Borrower’s expense and without any responsibility on the Administrative Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrower shall give the Administrative Agent prompt notice of any loss exceeding $250,000 per occurrence covered by its casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default and in each case subject to the Intercreditor Agreement, the Administrative Agent shall have the right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

4.26. Material Contracts. Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 4.4 hereof, the Borrower shall provide the Administrative Agent with copies of (a) each Material Contract entered into by a Loan Party or its Domestic Subsidiaries since the delivery of the previous Compliance Certificate or, to the extent no Compliance Certificate has previously been delivered, the Closing Date, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate or, to the extent no Compliance Certificate has previously been delivered, the Closing Date; provided that the Borrower will not be required pursuant to this Section 4.26 to deliver any Material Contract, or any material amendment or modification thereof, to the extent delivery or disclosure would constitute a breach of confidentiality obligations thereunder.

4.27. Further Assurances. At any time upon the reasonable request of the Agent, each Loan Party shall execute or deliver to the Collateral Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (collectively, the “Additional Documents”) that such Agent may reasonably request in form and substance reasonably satisfactory to such Agent, to create, perfect, and continue perfected or to better perfect the Collateral Agent’s Liens in all of the assets of Holdings and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal, in each case to the extent constituting Collateral), to create and perfect Liens in favor of the Collateral Agent in any Real Property Collateral acquired by Holdings or its Subsidiaries after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Subsidiary of Holdings that is a CFC. To the maximum extent permitted by applicable law, each of Holdings and the Borrower authorizes the Collateral Agent to execute any such Additional Documents in the applicable Loan Party’s or its Subsidiary’s name, as applicable, and authorizes the Collateral Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as the Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Holdings and its Subsidiaries and all of the outstanding Capital Stock of Borrower and Borrower’s Subsidiaries (subject to limitations contained in the Loan Documents with respect to CFCs). At the request of the Administrative Agent, which is acknowledged as of the Closing Date to have been made, the Loan Parties will, and will cause their Subsidiaries to, enter into an Intercompany Subordination Agreement as promptly as practicable following the Closing Date and in any event within ten (10) Business Days of the Closing Date.

ARTICLE V

SUCCESSORS

5.1. Merger, Consolidation, or Sale of Assets. Subject to Section 1.10, the Borrower and each other Loan Party shall not:

(a) enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Capital Stock, except for (i) any merger between Loan Parties or between a Loan Party and a Restricted Subsidiary so long as a Loan Party is the surviving entity of any such merger, and (ii) any merger between Restricted Subsidiaries,

(b) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Borrower with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Holdings or Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Capital Stock) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, (iii) the liquidation or dissolution of a Subsidiary of Borrower that is not a Loan Party (other than any such Subsidiary the Capital Stock of which (or any portion thereof) is subject to a Lien in favor of the Administrative Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to Borrower or a Subsidiary of Borrower that is not liquidating or dissolving, or (iv) the liquidation or dissolution of a Subsidiary of Borrower that is not a Loan Party, the Capital Stock of which (or any portion thereof) is subject to a Lien in favor of the Administrative Agent, so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to Borrower or a Subsidiary of Borrower that is not liquidating or dissolving and the Stock of which (or any portion thereof) is also subject to a Lien in favor of the Administrative Agent, or

(c) Suspend or go out of a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with the transactions permitted pursuant to Section 4.10.

5.2. Successor Corporation Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Borrower in a transaction that is subject to, and that complies with the provisions of, Section 5.1 hereof, the successor Person formed by such consolidation or into or with which the Borrower is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement referring to the “Borrower” shall refer instead to the successor Person and not to the Borrower), and may exercise every right and power of the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower herein; provided, however, that the predecessor Borrower shall not be relieved from the obligation to pay the principal of and interest on the Term Loans except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Borrower’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.1 hereof.

ARTICLE VI

DEFAULTS AND REMEDIES

6.1. Events of Default. Each of the following is an “Event of Default”:

(i) default for five days in the payment when due of interest on the Term Loans;

(ii) default in the payment when due (at maturity, upon prepayment or otherwise) of the principal of, or premium, if any, on, the Term Loans;

(iii) failure by any Loan Party or any of their Restricted Subsidiaries to comply with the provisions of Sections 1.9, 1.10, 4.10, 4.24 or 5.1 hereof;

(iv) failure by any Loan Party or any of their Restricted Subsidiaries for 60 days after written notice to the Borrower by the Required Lenders to comply with any of the other provisions in this Agreement or any other Loan Document;

(v) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings of Term Loans (including Incremental Term Loans), or any representation, warranty or statement of fact contained in any written report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect (or in any respect, in the case of any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language) when so made, deemed made or furnished;

(vi) event of default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Borrower or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Borrower or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Closing Date, if that event of default relates to a principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness, that aggregates $10.0 million or more;

(vii) failure by the Borrower or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(viii) any Loan Party or any of their Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of such Loan Party that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Code:

(A) commences a voluntary Insolvency Proceeding in a court of competent jurisdiction seeking relief under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement,

(B) consents to the entry of an order for relief against it or a substantial part of its Property in an involuntary Insolvency Proceeding in a court of competent jurisdiction seeking relief under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement,

(C) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official of it or for all or substantially all of its Property,

(D) files an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding,

(E) makes a general assignment for the benefit of its creditors,

(F) generally is not paying its debts as they become due, or

(G) takes any corporate, limited liability company or other equivalent entity action for the purpose of effecting any of the foregoing acts;

(ix) a court of competent jurisdiction enters an order or decree under any Bankruptcy Code that:

(A) is for relief against a Loan Party or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of such Loan Party that, taken together, would constitute a Significant Subsidiary in an involuntary Insolvency Proceeding in a court of competent jurisdiction seeking relief under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement;

(B) appoints a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official of a Loan Party or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of such Loan Party that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the Property of a Loan Party or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of such Loan Party that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of a Loan Party or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of such Loan Party that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(x) except as permitted by this Agreement, any Loan Document is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Loan Party, or any Person acting on behalf of any Loan Party, denies or disaffirms its obligations for the Obligations;

(xi) the Liens created by the Collateral Documents shall at any time not constitute a valid and perfected Lien on the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Lenders, free and clear of all other Liens (other than Permitted Liens, and subject to the terms of the Intercreditor Agreement); and

(xii) one or more ERISA Events shall have occurred that when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

6.2. Acceleration. In the case of an Event of Default specified in clause (viii) or (ix) of Section 6.1 hereof, with respect to a Loan Party or any Restricted Subsidiary of such Loan Party that is a Significant Subsidiary or any group of Restricted Subsidiaries of such Loan Party that, taken together, would constitute a Significant Subsidiary, all outstanding Term Loans will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Administrative Agent, upon direction by the Required Lenders may declare all the Term Loans to be due and payable immediately.

Upon any such declaration, the Term Loans shall become due and payable immediately.

The Administrative Agent, upon direction from the Required Lenders may, on behalf of all of the Lenders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium, if any, that has become due solely because of the acceleration) have been cured or waived.

6.3. Other Remedies. If an Event of Default occurs and is continuing, the Administrative Agent or the Required Lenders may pursue any available remedy to collect the payment of principal and premium, if any, and interest on the Term Loans or to enforce the performance of any provision of the Term Loans or this Agreement.

A delay or omission by the Administrative Agent or Lenders in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law; provided that there shall be no duplication of any recovery provided by such remedies.

6.4. Waiver of Past Defaults. The Administrative Agent, upon direction from the Required Lenders may, on behalf of all Lenders, waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Term Loans (including in connection with an offer to purchase); provided, however, that the Required Lenders may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

6.5. Control by Majority. The Administrative Agent, upon direction from the Required Lenders may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Lenders.

ARTICLE VII

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

7.1. Appointment.

(a) Each Lender hereby irrevocably designates and appoints each of the Administrative Agent and the Collateral Agent as an agent of such Lender under this Agreement and the other Loan Documents. Each Lender and irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this ARTICLE VII are solely for the benefit of the Agents and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any such provisions. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and any rights of the Secured Parties with respect thereto as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Loan Parties or any of their Subsidiaries. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each Lender irrevocably appoints the Collateral Agent as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Legal Requirement a security interest can be perfected by possession or control. Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions. The Lenders hereby acknowledge and agree that the Collateral Agent may act, subject to and in accordance with the terms of the Intercreditor Agreement, as the collateral agent for the Lenders.

7.2. Agent in Its Individual Capacity. Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Loan Party or Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders.

7.3. Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.1); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, if the Agent is not indemnified to its satisfaction, or that is contrary to any Loan Document or applicable Legal Requirements, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.1) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof describing such default is given to such Agent by Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (V) any statement, warranty or representation made in or in connection with any Loan Document, (W) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (X) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (Y) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (Z) the satisfaction of any condition set forth in ARTICLE IV or elsewhere in any Loan Document. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider. Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents.

7.4. Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person. Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan (including the Incremental Term Loans), that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless each Agent shall have received written notice to the contrary from such Lender prior to the making of such Term Loan (including the Incremental Term Loan). Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

7.5. Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

7.6. Successor Agent; Replacement Agent.

(a) Each Agent may resign as such at any time upon at least 10 days’ prior notice to the Lenders and Borrower. Each Agent may be removed (i) with or without cause, upon the affirmative vote in writing of the Required Lenders to remove the Administrative Agent. Upon any such resignation or removal, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Agent from among the Lenders. In connection with a resignation by an Agent, if no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 10 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided that if such retiring Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents, and the Lenders shall assume and perform all of the duties of the Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent.

(b) Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) or removed Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After an Agent’s resignation or removal hereunder, the provisions of this ARTICLE VII, Section 9.5, Section 9.6, Section 9.18 and Section 9.19 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

7.7. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of the Loan Parties and their Subsidiaries and made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed each document made available to it in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

7.8. Indemnification. The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Persons (to the extent not reimbursed by Borrower or the Guarantors and without limiting the obligation of Borrower or the Guarantors to do so), ratably according to their respective outstanding Term Loans and Commitments in effect on the date on which indemnification is sought under this Section 7.8 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Term Loans and reimbursement obligations shall have been paid in full, ratably in accordance with such outstanding Term Loans and Commitments as in effect immediately before such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loans and reimbursement obligations) be imposed on, incurred by or asserted against such Agent or Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Person under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Person’s, as the case may be, gross negligence or willful misconduct. The agreements in this Section 7.8 shall survive the payment of the Term Loans and all other amounts payable hereunder.

7.9. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

7.10. Lender’s Representations, Warranties and Acknowledgments.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Loan Parties and their Subsidiaries in connection with the making of the Term Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Loan Parties. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders. Each Lender acknowledges that no Agent or Related Person of any Agent has made any representation or warranty to it. Except for documents expressly required by any Loan Document to be transmitted by an Agent to the Lenders, no Agent shall have any duty or responsibility (either express or implied) to provide any Lender with any credit or other information concerning any Loan Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of a Loan Party, that may come in to the possession of an Agent or any of its Related Persons.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Term Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.

7.11. Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Loan Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any permitted Hedging Obligations. Subject to Section 9.1, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 9.1) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 8.9 or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 9.1) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each other Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c) Release of Collateral and Guarantees, Termination of Loan Documents.

(i) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedging Obligation) take such actions as shall be required to release its security interest in any Collateral subject to any disposition permitted by the Loan Documents, and to release any guarantee obligations under any Loan Document of any person subject to such disposition, to the extent necessary to permit consummation of such disposition in accordance with the Loan Documents.

(ii) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Hedging Obligation) have been paid in full and all Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedging Obligation) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Hedging Obligations. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(d) The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

7.12. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Bankruptcy Code with respect to debtor relief relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be authorized and empowered (but not obligated) by the Lenders, by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under this Agreement) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE VIII

GUARANTEE

8.1. The Guarantee. The Guarantors hereby, jointly and severally, guarantee, as primary obligors and not as sureties, to each Secured Party and their respective successors and permitted assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code) on the Term Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Obligations from time to time owing to the Secured Parties by any Loan Party in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

8.2. Obligations Unconditional. The obligations of the Guarantors under Section 8.1 shall constitute a guaranty of payment and performance and not of collection and to the fullest extent permitted by applicable Legal Requirements, are primary, absolute, irrevocable and unconditional, joint and several, irrespective of the value, validity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (other than termination of this Agreement in accordance with its terms). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be valid, perfected or to have the priority required under the Loan Documents; or

(e) the release of any other Guarantor pursuant to Section 8.9.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower or any Guarantor under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall be primary and shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against Borrower or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and their respective successors and permitted assigns, and shall inure to the benefit of the Secured Parties, and their respective successors and permitted assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

8.3. Reinstatement. The obligations of the Guarantors under this ARTICLE VIII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

8.4. Subrogation; Subordination. Each Guarantor hereby agrees that until termination of this Agreement in accordance with its terms has occurred, such Guarantor shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its Guarantee in Section 8.1, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

8.5. Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and other Loan Documents may be declared to be forthwith due and payable as provided in ARTICLE VI (and shall be deemed to have become automatically due and payable in the circumstances provided in ARTICLE VI) for purposes of Section 8.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 8.1.

8.6. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VIII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

8.7. Continuing Guarantee. The guarantee in this Article VIII is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

8.8. General Limitation on Guaranteed Obligations. In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency or reorganization law or other Legal Requirement affecting the rights of creditors generally, if the obligations of any Guarantor under Section 8.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 8.1, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the rights of subrogation and contribution established in Section 8.4 and Section 8.10, respectively) that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.

8.9. Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or all or substantially all of the Property of any Guarantor are sold or otherwise transferred to a Person or Persons (other than any Loan Party) (a “Transferred Guarantor”), such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Sections 9.5 and 9.6) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of the sale of all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, so long as Borrower shall have previously provided the Collateral Agent and the Administrative Agent such certifications or documents as the Collateral Agent and/or the Administrative Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 8.9 in accordance with the relevant provisions of the Collateral Documents.

8.10. Right of Contribution. (a) The Loan Parties hereby agree as among themselves that, if any Loan Party shall make an Excess Payment (as defined below), such Loan Party shall have a right of contribution from each other Loan Party in an amount equal to such other Loan Party’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Loan Party under this Section 8.10 shall be subordinate and subject in right of payment to the Obligations until the termination of this Agreement in accordance with its terms has occurred, and none of the Loan Parties shall exercise any right or remedy under this Section 8.10 against any other Loan Party until the termination of this Agreement in accordance with its terms has occurred. For purposes of this Section 8.10, (a) “Excess Payment” means the amount paid by any Loan Party in excess of its Pro Rata Share of any Obligations; (b) “Pro Rata Share” means, for any Loan Party in respect of any payment of the Obligations, the ratio (expressed as a percentage) as of the date of such payment of Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and Properties exceeds the amount of all debts and liabilities of such Loan Party (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of such Loan Party) to (ii) the amount by which the aggregate present fair salable value of its assets and other Properties of all Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of all Loan Parties) of the Loan Parties; and (c) “Contribution Share” means, for any Loan Party in respect of any Excess Payment made by any other Loan Party, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and Properties exceeds the amount of all debts and liabilities of such Loan Party (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of such Loan Party) to (ii) the amount by which the aggregate present fair salable value of all assets and other Properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment. Nothing in this Section 8.10 shall require any Loan Party to pay its Contribution Share of any Excess Payment in the absence of a demand therefor by the Loan Party that has made the Excess Payment. Without limiting the foregoing in any manner, it is the intent of the parties hereto that as of any date of determination, no Contribution Share of any Loan Party shall be greater than the maximum amount of the claim which could then be recovered from such Loan Party under this Section 8.10 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(b) This Section 8.10 is intended only to define the relative rights of the Loan Parties and nothing set forth in this Section 8.10 is intended to or shall impair the obligations of the Loan Parties, jointly and severally, to pay any amounts and perform any obligations as and when the same shall become due and payable or required to be performed in accordance with the terms of this Agreement or any other Loan Document. Nothing contained in this Section 8.10 shall limit the liability of Borrower to pay the Term Loans and accrued interest, fees and expenses with respect thereto for which Borrower shall be primarily liable.

(c) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Parties to which such contribution and indemnification is owing.

(d) The rights of any indemnified Loan Party against the other Loan Parties under this Section 8.10 shall be exercisable upon, but shall not be exercisable until the discharge of Guaranteed Obligations has occurred.

ARTICLE IX

MISCELLANEOUS

9.1. Amendments and Waivers.

(a) Subject to the provisions of subsection 9.1(b) hereof, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Administrative Agent (at the request and direction of the Required Lenders, or, in the case of the Engagement Letter, in its sole discretion) and the Borrower, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment or consent shall, unless in writing and signed by all the Lenders directly affected thereby, in addition to the Required Lenders and the Borrower, do any of the following:

(i) postpone or delay any date fixed for, or reduce or waive, any payment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 1.9 may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders);

(ii) reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the Default Rate interest shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on any Term Loan, or of any fees or other amounts payable hereunder or under any other Loan Document;

(iii) change the percentage of the aggregate unpaid principal amount of the Term Loans which shall be required for the Lenders or any of them to take any action hereunder;

(iv) amend this Section 9.1 or, subject to the terms of this Agreement, the definition of Required Lenders or any provision providing for consent or other action by all Lenders;

(v) discharge any Loan Party from its respective payment Obligations under the Loan Documents, except as otherwise may be provided in this Agreement or the other Loan Documents;

(vi) except as expressly permitted in this Agreement or any Collateral Document, release all or substantially all of the Collateral from the Liens of the Collateral Documents or subordinate or otherwise alter the relative priorities of the Obligations entitled to the Liens of the Collateral Documents (except in connection with securing additional Obligations equally and ratably with the other Obligations), in each case without the written consent of each Lender;

(vii) amend the applicable premiums in each of Section 1.7 or Section 1.10; or

(viii) subordinate the Obligations to any other Indebtedness;

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iii), (iv), and (v); provided, further, that no such amendment or waiver shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, any other Agent without the prior written consent of the affected Administrative Agent, the Collateral Agent or such other Agent, as the case may be.

(b) Notwithstanding anything to the contrary contained in this Section 9.1, (i) the Lenders may amend Schedule 1.1 to reflect Sales entered into pursuant to Section 9.9, (ii) the Required Lenders and the Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein or (2) join additional Persons as Loan Parties and (iii) a copy of the documentation for each proposed action to be taken under this Section 9.1 shall be provided to each Lender prior to such action taking effect.

9.2. Notices. Notices. i) Generally. Notices and other communications provided for herein shall, except as provided in Section 9.2(c), be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(a)	If to the Borrower or any Guarantor:

c/o Stanadyne Corporation 92 Deerfield Road Windsor, CT 06095
Facsimile:	(860) 683-4500
Attention:	Chief Financial Officer

With a copy to:

Kohlberg & Company, LLC

111 Radio Circle

Mt. Kisco, NY 10549

Facsimile:	(914) 244-3985
Attention:	Seth Hollander

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199

Telephone:	(617) 951-7000
Facsimile:	(617) 951-7050
Attention:	Thomas B. Draper, Esq.

(b)	If to the Administrative Agent or the Collateral Agent, to it at:

Jefferies Finance LLC

520 Madison Avenue

19th Floor

New York, New York 10022

Attention: Account Officer – Stanadyne

Facsimile No.: (212) 284-3444

Email: JFIN.Admin@jefferies.com

If to the Lenders, to their respective addresses set forth in Schedule 1.1.

The Borrower, any Guarantor or the Lenders, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been duly given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile or by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.2 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.2, and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications.

(c) Change of Address, etc. Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to all other parties hereto.

(d) Authorization. Subject to the provisions of subsections 9.2 and 9.3, the Agents, each Loan Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Loan Party and each Lender hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(e) Signatures. Subject to the provisions of Sections 9.2 and 9.3, (i) (A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any PPSA, UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each the Agents, Lender and each Loan Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(f) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by the Administrative Agent, any Lender and Loan Parties in connection with the use of such E-System.

(g) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE AGENTS, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of the Borrower, each other Loan Party executing this Agreement and the Agents and each Lender agrees that no Lender or Agent has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.3. Electronic Communications.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent, the Collateral Agent or Borrower may, in their sole discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures, respectively, approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (including by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

9.4. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Lender or Agent, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Loan Party, any Affiliate of any Loan Party or any Lender or Agent shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

9.5. Costs and Expenses. Any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of the Required Lenders, shall be at the expense of such Loan Party, and no Lender shall be required under any Loan Document to reimburse any Loan Party or any Subsidiary of any Loan Party therefor except as expressly provided therein. In addition, the Borrower agrees to pay or reimburse within five (5) Business Days upon demand all reasonable and documented out-of-pocket fees, costs and expenses of every type and nature (including all Attorney Costs and reasonable and documented fees and expenses of accountants and other experts and all due diligence, collateral review, audit, appraisal, search, filing and recording fees and expenses) incurred by the Administrative Agent, each Lender or any of their Related Persons in connection with (a) the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification, waiver, release or consent with respect to any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, and (b) (i) any refinancing or restructuring of the credit arrangements provided hereunder (whether in the nature of a “work-out” or otherwise), (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation or any other related right or remedy (including, without limitation, any actions taken to verify, maintain, perfect or protect any Lien granted under any Loan Document) or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action (including without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Loan Party, any Subsidiary of any Loan Party, Loan Document or Obligation; provided, that Attorney Costs incurred in connection with any of the matters referred to in clause (b) above shall be limited to the fees and disbursements of one law firm on behalf of the Administrative Agent, one additional law firm on behalf of all Lenders taken as a whole and, if necessary, one local counsel to the Agents and the Lenders taken as a whole in any relevant jurisdiction.

9.6. Indemnity.

(a) The Loan Parties agree, jointly and severally, to indemnify, hold harmless and defend each Lender and the Agents, and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents or any agreement or instrument contemplated thereby or the performance by the parties thereto of their respective obligations thereunder or the use or intended use of the proceeds of any Term Loan, or with respect to, any Loan Party, (ii) any Loan Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case, limited to one law firm on behalf of all Indemnitees taken as a whole), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Indemnitee will be entitled to indemnity hereunder in respect of any Liability to the extent that it (x) is found by a final, non-appealable judgment of a court of competent jurisdiction that such Liability resulted from the gross negligence or willful misconduct of such Indemnitee, (y) arises from a material breach by such Indemnitee of its confidentiality obligations under the Engagement Letter or any other Loan Document, as determined by a court of competent jurisdiction in a final and non-appealable judgment or (z) arises from disputes solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under the Loan Documents and other than any claims arising out of any act or omission on the part of the Loan Parties or their Affiliates (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Furthermore, The Borrower and each other Loan Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Loan Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person. Notwithstanding anything to the contrary herein, no Loan Party shall be required to pay or reimburse any Person under this Section 9.6 for Excluded Taxes, Taxes or Other Taxes addressed in subsections 10.1(a), (b), (c) or (d).

(b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities imposed on, incurred by or asserted against any Indemnitee, including those arising from, or otherwise involving, any Property of any Loan Party or any Related Person of any Loan Party or any actual, alleged or prospective damage to Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property or natural resource or any Property on or contiguous to any Real Estate of any Loan Party or any Related Person of any Loan Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Loan Party or any Related Person of any Loan Party or the owner, lessee or operator of any Property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by a Lender or following a Lender having become the successor-in-interest to any Loan Party or any Related Person of any Loan Party and (ii) are attributable solely to acts of such Indemnitee.

(c) The Loan Parties agree, jointly and severally, that, without the prior written consent of the affected Indemnitee (not to be unreasonably withheld or delayed), the Loan Parties will not enter into any settlement of a claim in respect of the subject matter of Section 9.6(a), unless such settlement (i) includes an express unconditional release from the party bringing such claim of all Indemnitees and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of such Indemnitee. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return promptly any and all amounts paid under this Section 9.6 to such Indemnitee for any such fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.

(d) The provisions of this Section 9.6 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Obligations, the release of any Guarantor or of all or any portion of the Collateral, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents or any Lender. All amounts due under this Section 9.6 shall be accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(e) To the extent that the Loan Parties fail to pay any amount required to be paid by them to the Agents under Section 9.5 or Section 9.6 in accordance with Section 9.6(g), each Lender severally agrees to pay to the Agents, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed claim was incurred by or asserted against any of the Agents in its capacity as such. For purposes of this Section 9.6(e), a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total outstanding Term Loans and unused Commitments at the time.

(f) To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, exemplary, consequential, or punitive damages (including any loss of profits, business or anticipated savings) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated by the Loan Documents, any Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby.

(g) All amounts due under this Section 9.6 shall be payable not later than 10 Business Days after demand therefor.

9.7. Payments Set Aside. To the extent that any Lender receives a payment from an Borrower, from any other Loan Party, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8. Successors and Assigns. All agreements of the Borrower in this Agreement and the Term Loans will bind its successors. All agreements of the Lenders in this Agreement will bind its successors. All agreements of each Guarantor in this Agreement will bind its successors, except as otherwise provided in Section 9 hereof.

9.9. Assignments and Participations; Legends; Binding Effect.

(a) Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the other Loan Parties signatory hereto and the Lenders. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrower, the other Loan Parties hereto, and each Lender receiving benefits of the Loan Documents and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document, neither the Borrower nor any other Loan Party shall have the right to assign any rights or obligations hereunder or any interest herein.

(b) Right to Assign. Each Lender may, with the prior written consent of the Administrative Agent, sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its rights and obligations with respect to the Term Loans), subject to compliance with subsection 9.9(c) below, to (i) any existing Lender, (ii) any Approved Fund of any existing Lender or (iii) any other Person; provided that, with respect to a Sale pursuant to the foregoing clause (iii) by any Lender (other than the initial syndication by the initial Lender, to which this proviso shall not apply), so long as no Event of Default is continuing, such other Person shall be acceptable to the Borrower (which acceptance by the Borrower shall be deemed to have been given unless an objection is delivered to the Lenders within 10 Business Days after notice of a proposed Sale is delivered to the Borrower); provided, further, however, that (x) the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Term Loans subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Approved Fund of any existing Lender, is of the assignor’s (together with its Approved Funds) entire interest in the Term Loans or is made with the prior consent of the Borrower (to the extent the Borrower’s consent is otherwise required) and (y) interest accrued prior to and through the date of any such Sale may not be assigned.

(c) Effectiveness. Subject to the recording of an Assignment by the Borrower in the Register pursuant to subsection 1.4(c), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Term Loan shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(d) Grant of Security Interests. In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Term Loans) without notice to the Borrower and without the execution of an assignment agreement, to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(e) Participants and SPVs. In addition to the other rights provided in this Section 9.9, each Lender may (x) grant to an SPV the option to purchase all or any part of any Term Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the purchase of the Term Loans pursuant thereto shall satisfy the obligation of such Lender to purchase such Term Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation subject in each case to prior recording in the Register and (y) without notice to or consent from the Borrower, sell participations subject to prior recording in the Register to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to purchase Term Loans hereunder and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Loan Parties and the other Lender towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the tax forms such Lender is required to deliver pursuant to subsection 10.1(e) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to the Term Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Borrower by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of subsection 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of subsection 9.1(a). No party hereto shall institute (and the Borrower and Holdings shall cause each other Loan Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to be reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the payment in full of the Obligations. Each Lender that grants an option to an SPV pursuant to this subsection 9.9(e) or sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each such SPV or participant and the principal amounts (and stated interest) of each SPV’s or participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any SPV or participant or any information relating to an SPV’s or participant’s interest in any Term Loans or other obligations under any Loan Document) to any Person, except to the extent that such disclosure is necessary to establish that such Term Loans or other obligation is in registered form under Section 5f.103-1(c) of the US Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error.

(f) Assignees and Greater Payments. An assignee or a participant shall not be entitled to receive any greater payment under Sections 9.6 and 10.1 at the time of such assignment or participation than the applicable Lender would have been entitled to receive at the time of such assignment or participation with respect to its rights and obligations assigned to such assignee or participant.

9.10. Non-Public Information; Confidentiality.

(a) Non-Public Information. Each Lender and Agent acknowledges and agrees that, subject to Section 9.10(f), it may receive material non-public information (“MNPI”) hereunder concerning the Loan Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state securities laws and regulations).

(b) Confidential Information. Each Lender agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender or any of their Related Persons, as the case may be, on a non-confidential basis, from a source (other than any Loan Party or any Affiliate thereof) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof or (B) otherwise to the extent consisting of general portfolio information that does not identify Loan Parties, (vii) to current or prospective assignees, SPVs (including the investors and prospective investors therein) or participants, Persons that hold a security interest in any Lender’s rights under this Agreement in accordance with subsection 9.9(d) (and those Persons for whose benefit such holder of a security interest is acting), direct or contractual counterparties to any secured rate contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, secured parties (and such benefited Persons), counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above) and, (viii) to any other party hereto and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Loan Parties or their Related Persons referring to a Lender or any of their Related Persons. In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern. Notwithstanding anything to the contrary herein, this subsection 9.10(b) shall survive the termination of this Agreement for up to two (2) years thereafter.

(c) Tombstones. Each Loan Party consents to the publication by Lender of any customary press releases, tombstones, advertising or other promotional materials (including, without limitation, via any Electronic Transmission) relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark. Such Lender shall provide a draft of any such press release, advertising or other promotional material to the Borrower for review and comment prior to the publication thereof.

(d) Press Release and Related Matters. No Loan Party shall, and no Loan Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Loan Party) using the name, logo or otherwise referring to any Lender or of any of its Affiliates, the Loan Documents or any transaction contemplated herein or therein to which such Lender or any of its Affiliates is party without the prior written consent of such Lender or such Affiliate except to the extent required to do so under applicable Requirements of Law and then, only after consulting with such Lender.

(e) Distribution of Materials to Lenders. The Loan Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Loan Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, the Borrower, and made available to the Lenders by posting the Borrower Materials on an E-System. The Loan Parties authorize the Lenders to download copies of their logos from their websites and post copies thereof on an E-System.

(f) Material Non-Public Information. The Loan Parties hereby agree that if either they, any parent company or any Subsidiary of the Loan Parties has publicly traded equity or debt securities in the United States, they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing and (ii) to the extent reasonably practicable, clearly and conspicuously mark the Borrower Materials that contain only information that is publicly available or that is not material for purposes of United States federal and state securities laws as “PUBLIC.” The Loan Parties agree that by identifying the Borrower Materials as “PUBLIC” or publicly filing the Borrower Materials with the Securities and Exchange Commission, then the Lenders shall be entitled to treat the Borrower Materials as not containing any MNPI for purposes of United States federal and state securities laws. The Loan Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Loan Parties or a Lender. Before distribution of any Borrower Materials, the Loan Parties agree to execute and deliver to the Lenders a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

9.11. Set-off; Sharing of Payments.

(a) Right of Setoff. Each Lender and each Affiliate (including each branch office thereof) of any Lender is hereby authorized, without notice or demand (each of which is hereby waived by each Loan Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) but excluding trust, payroll, tax withholding, fiduciary and employee benefit accounts and deposit accounts that are used solely to secure obligations with respect thereto at any time held and other Indebtedness, claims or other obligations at any time owing by such Lender or any of its Affiliates to or for the credit or the account of the Borrower or any other Loan Party against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured (except for any indemnity Obligations as to which no claim shall have been asserted). No Lender shall exercise any such right of set off without the prior written consent of the Required Lenders. Each Lender agrees promptly to notify the Borrower after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that the Lenders and their Affiliates may have.

(b) Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff) other than pursuant to Section 9.9 or Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Borrower in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their share of the same Obligation as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by the Borrower and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (ii) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Loan Party in the amount of such participation.

9.12. Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.13. Severability. In case any provision in this Agreement or in the Term Loans is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

9.14. Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15. Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16. Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to the Loan Parties and each Lender, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders merely because of the Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.

9.17. No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18. Governing Law and Jurisdiction.

(a) Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS AGREEMENT, THE RELATED GUARANTEES AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(b) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America sitting in the Southern District of New York and, by execution and delivery of this Agreement, the Borrower and each other Loan Party executing this Agreement hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of any Lender to commence any proceeding in the federal or state courts of any other jurisdiction to the extent such Lender determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c) Service of Process. Each Loan Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Non-Exclusive Jurisdiction. Nothing contained in this Section 9.18 shall affect the right of any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.

9.19. Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.20. Entire Agreement; Release; Survival.

(a) THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY LOAN PARTY AND ANY LENDER OR THE ADMINISTRATIVE AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b) Execution of this Agreement by the Loan Parties constitutes a full, complete and irrevocable release of any and all claims which each Loan Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). The Borrower and each other Loan Party signatory hereto hereby waives, releases and agrees (and shall cause each other Loan Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) (i) Any indemnification or other protection provided to any Indemnitee pursuant to Section 9.5 (Costs and Expenses), Section 9.6 (Indemnity), subsection 9.10(b) (Confidential Information) up to two (2) years after the termination of this Agreement, this Section 9.20 and Article X (Taxes) and (ii) the provisions of Section 8.1, shall (x) survive the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

9.21. Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent to identify each Loan Party in accordance with the Patriot Act.

9.22. Obligations Absolute. To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Collateral, or any release or amendment or waiver of or consent to any departure from any Guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any other Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties (other than the termination of this Agreement) unless such defense is expressly preserved under this Agreement or any other Loan Document.

9.23. Joint and Several Liabilities. The Obligations hereunder and under the other Loan Documents shall constitute the joint and several obligations of the Loan Parties. Without limiting the generality of the foregoing, reference is hereby made to Section 8.1(b).

9.24. Creditor-Debtor Relationship. The relationship between each Lender, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No Lender has any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Lenders and the Loan Parties by virtue of, any Loan Document or any transaction contemplated therein.

9.25. Intercreditor Agreement. Each Lender (a) acknowledges that it will be bound by, and subject to the provisions of, the Intercreditor Agreement, (b) authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Intercreditor Agreement as Second Lien Collateral Agent (as defined in the Intercreditor Agreement) on behalf of such holder of Second Lien Obligations (as defined in the Intercreditor Agreement), and (c) acknowledges (or is deemed to acknowledge) that a copy of the Intercreditor Agreement was delivered, or made available, to such Lender.

ARTICLE X

TAXES

10.1. Taxes.

(a) Except as required by an applicable Requirement of Law, each payment by any Loan Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (“Taxes”) (and without deduction for any of them) (collectively, but excluding Excluded Taxes, the “Indemnified Taxes”).

(b) If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any amount payable under any Loan Document to any Lender (i) in the case of Indemnified Taxes, the amount payable by the relevant Loan Party shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 10.1), such Lender receives the amount it would have received had no such deductions been made, (ii) the relevant Loan Party, if applicable, shall make such deductions, (iii) the relevant Loan Party, if applicable, shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Loan Party shall deliver to the Lenders an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to the such Lender.

(c) In addition, the Borrower agrees to pay, and authorizes the Lenders to pay in its name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein allocable to the Borrower’s Obligation (collectively, “Other Taxes”). Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Lenders, at their addresses referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the relevant Lenders.

(d) The Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Lenders), each Lender for all Indemnified Taxes and Other Taxes (including any Indemnified Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) allocable to the Borrower’s Obligation paid by such Lender and any Liabilities arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. A certificate of the Lender claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to the Lenders, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.9(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made by an Borrower under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower (and promptly after the occurrence of a change in the Lender’s circumstance requiring a change in the most recent documentation previously delivered), such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by an applicable Requirement of Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clause (ii), (iii) and (iv) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Each Non-US Lender Party to the Obligations that, at any of the following times, is entitled to an exemption from US federal withholding tax or, after a change in any Requirement of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-US Lender Party becomes a “Non-US Lender Party” to the Obligations hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower (or, in the case of a participant or SPV, the relevant Lender), provide the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from US withholding tax because the income is effectively connected with a US trade or business), W-8BEN (claiming exemption from, or a reduction of, US withholding tax under an income tax treaty), W-8EXP and/or W-8IMY (all of the above, together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-US Lender Party to the Obligations claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from US withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Required Lenders that such Non-US Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document as reasonably requested by the Borrower or as prescribed by the IRS certifying as to the entitlement of such Non-US Lender Party to such exemption from US withholding tax or reduced rate with respect to all payments to be made to such Non-US Lender Party under the Loan Documents in respect of the Obligations. Unless the Borrower has received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-US Lender Party are not subject to US federal withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate. Each Non-US Lender Party shall promptly notify the Borrower at any time that it determines that it is no longer in a position to provide any previously delivered form referred to above (or any other form of certification adopted by the US taxing authorities for this purpose after the date hereof).

(iii) Each US Lender Party shall (A) on or prior to the date such US Lender Party becomes a “US Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower (or, in the case of a participant or SPV, the relevant Lender), provide the Borrower (or, in the case of a participant or

SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such US Lender Party is entitled to an exemption from US backup withholding tax) or any successor form, provided that if a US Lender Party is a disregarded entity for US federal income tax purposes, it will provide the appropriate withholding form of its owner for US federal income tax purposes (with required supporting documentation).

(iv) Each Lender having sold a participation in any of its Obligations or identified an SPV as such to the Lender shall collect from such participant or SPV the documents described in this clause (f).

(v) If a payment made to a Lender would be subject to US federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower any documentation under any Requirement of Law or reasonably requested by the Borrower sufficient for the Borrower to comply with their obligations under FATCA and to determine whether such Non-US Lender Party has complied with such applicable reporting requirements. Solely for purposes of this clause (v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(vi) Treatment of Certain Refunds. If a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section, it shall pay as soon as practicable to the applicable Loan Party or Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid by the Loan Parties under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lenders and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Parties, upon the request of any Lender, agree to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the such Lender in the event such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the any Lender to make available its tax returns (or any other information relating to its taxes it deems confidential) to the Loan Parties or any other person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to any Loan Party the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the relevant Taxes or Other Taxes never been paid.

10.2. Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

ARTICLE XI

DEFINITIONS

11.1. Defined Terms. The following terms are defined in the Sections, subsections, Exhibits or Annex referenced opposite such terms:

“Additional Documents”	4.27
“Administrative Agent”	Preamble, 7.6
“Agreement”	Preamble
“Asset Sale Offer”	1.9(a)
“Affiliate Transaction”	4.11(a)
“Change of Control Offer”	1.10(a)
“Borrower”	Preamble
“Borrower Materials”	9.10(e)
“Change of Control Payment”	1.10(a)
“Change of Control Payment Date”	1.10(a)(ii)
“Commitment”	1.1(a)
“Contribution Share”	8.10
“Default Rate”	1.6(b)
“Event of Default”	6.1
“Excess Payment”	8.10
“Excess Proceeds”	4.10
“Guaranteed Obligations”	8.1
“Holdings”	Recitals
“Illicit Payments”	3.26
“Incremental Amendment”	1.12(d)(a)
“Incremental Notice”	1.12(d)(a)
“Incremental Term Facility”	1.12(d)(a)
“Incremental Term Loans”	1.12(d)(a)
“Indemnified Matters”	9.6
“Indemnified Taxes”	10.1(a)
“Indemnitee”	9.6
“Interest Payment Date”	1.6(a)
“MNPI”	9.10(a)
“Notes”	1.1(a)
“Offer Amount”	1.9(b)
“Offer Period”	1.9(b)
“Other Taxes”	10.1(c)
“Payment Default”	6.1(v)(A)
“Permitted Debt”	4.9(b)
“Purchase Date”	1.9(b)
“Participant Register”	9.9(e)
“Pro Rata Share”	8.10
“Purchase Price”	1.2
“Lenders”	Recitals
“Prepayment Price”	1.7(a)
“Register”	1.4(c)

“Restricted Payments”	4.7(a)(iv)
“Sale”	9.9(b)
“SDN List”	3.25
“Tax Returns”	3.10
“Taxes”	10.1(a)
“Transactions”	Recitals
“Transferred Guarantor”	8.9

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“ABL Revolving Facility” means, collectively, (i) the Credit Agreement, dated as of August 13, 2009, by and among Stanadyne Intermediate Holding Corp., as parent, Stanadyne Corporation, as borrower, the lenders party thereto from time to time, as lenders, and Wells Fargo Capital Finance, LLC (f/k/a Wells Fargo Foothill, LLC), as the arranger and administrative agent, and (ii) the EXIM Guaranteed Credit Agreement, dated as of August 13, 2009, by and among Stanadyne Intermediate Holding Corp., as parent, Stanadyne Corporation, as borrower, the lenders party thereto from time to time, as lenders, and Wells Fargo Capital Finance, LLC (f/k/a Wells Fargo Foothill, LLC), as the arranger and administrative agent, in each case as the same may be amended, restated, amended and restated, replaced, extended, renewed, refinanced, supplemented or otherwise modified from time to time.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agents” means the Administrative Agent and the Collateral Agent; and “Agent” means either of them.

“Agent-Related Person” means the Administrative Agent and its officers, directors, employees, agents and attorneys and Affiliates.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in bank and other commercial loans, debt securities and/or similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers, advises or manages such Lender.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Holdings, the Borrower and their Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 5.1 hereof, and not by the provisions of Section 4.10 hereof; and

(2) the issuance of Equity Interests in the Borrower or any of the Borrower’s Restricted Subsidiaries or the sale of Equity Interests in Borrower or any of its Restricted Subsidiaries (other than directors’ qualifying shares).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.0 million;

(2) a transfer of assets between or among the Loan Parties or between or among Restricted Subsidiaries that are not Loan Parties;

(3) an issuance of Equity Interests by a Guarantor to the Borrower or to another Guarantor or by a Restricted Subsidiary to the Borrower or to another Restricted Subsidiary;

(4) the sale, licensing or lease of inventory, products, intellectual property services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents; and

(6) a Restricted Payment that does not violate Section 4.7 hereof or a Permitted Investment.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with consent of any party whose consent is required by Section 9.9), substantially in the form of Exhibit 9.9.

“Attorney Costs” means and includes all reasonable and documented fees and disbursements of any law firm or other external counsel.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments (and substantially similar payments) during the remaining term of the lease included in such sale and leaseback transaction. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Bankruptcy Code” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section l3(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Loan Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 85% of the face amount of all accounts receivable owned by the Borrower and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

(2) 60% of the book value of all inventory, net of reserves, owned by the Borrower and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., in each case, maturing within twelve months after the date of acquisition;

(6) money market funds, substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(7) instruments equivalent to those referred to in clauses (1) to (5) of this definition denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction and not for speculative purposes; and

(8) for purposes of Section 4.10 only, non-cash consideration in the form of a seller note received in connection with an Asset Sale not to exceed $10.0 million in the aggregate since August 6, 2004.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of the Borrower or Holdings;

(3) Parent fails to own and control directly 100% of the Equity Interests of Holdings;

(4) Holdings fails to own and control directly 100% of the Equity Interests of Borrower;

(5) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined in clause (1) above), other than the Principals and their Related Parties or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower, measured by voting power rather than number of shares;

(6) after an initial public offering of the Borrower or any direct or indirect parent of the Borrower, the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors; or

(7) a majority of the members of the Board of Directors of each of Parent, Holdings and Borrower do not constitute Continuing Directors.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all assets pledged, mortgaged or in which a security interest is granted under the Collateral Documents.

“Collateral Agent” means the Collateral Agent as defined in the Second Lien Security Agreement.

“Collateral Documents” means the Second Lien Security Agreement and any mortgages, intellectual property security agreements or other agreement, document or instrument pursuant to which a Lien is granted by a Loan Party securing any Obligations or under which rights or remedies with respect to such Liens are governed.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) taxes paid and provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such taxes or provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) [Intentionally Omitted]; plus

(6) any other non-recurring fees, charges or other expenses made or incurred in connection with restructurings or personnel changes (including severance) that were deducted in computing Consolidated Net Income; provided, that the aggregate amount of such fees, charges or other expenses may not exceed (a) $5.0 million in any twelve-month period and (b) $25.0 million in the aggregate; provided, further that the Borrower may carry over and utilize in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, the amount of such fees, charges or other expenses permitted to have been utilized but not utilized in any preceding twelve-month period up to a maximum of $10.0 million in any twelvemonth period; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue or the reversal of reserves in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person (and if such Net Income is a loss it will be included only to the extent that such loss has been funded with cash by the specified Person or a Restricted Subsidiary of the specified Person);

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained)

or, directly or indirectly, by operation of the terms of its charter or any agreement (other than Credit Facilities whose sole restriction on such declaration or payment occurs only upon the occurrence of or during the existence or continuance of a default or event of default), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided, however, that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary in respect of such period, to the extent not already included therein;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;

(5) non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards to the directors, officers and employees of the Borrower and its Restricted Subsidiaries will be excluded;

(6) any impairment charge or asset write-off pursuant to FAS 142 and FAS 144 and the amortization of intangibles arising pursuant to FAS 141 will be excluded;

(7) any non-cash FAS 133 income (or loss) related to hedging activities will be excluded; and

(8) any inventory purchase accounting adjustments and any increase in amortization or depreciation or other non-cash charges resulting from the application of purchase accounting in relation to the Transactions or any acquisition that is consummated after the Closing Date, net of taxes, will be excluded.

“Continuing Directors” means with respect to any Person, as of any date of determination, any member of the Board of Directors of such Person who:

(1) was a member of such Board of Directors on the Closing Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of Stock, Stock Equivalents or otherwise) issued by such

Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Agreement” means the ABL Revolving Facility.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement and this Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, supplemented, restated, modified, renewed, refunded, restructured, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event or circumstance that, with the passing of time or the giving of notice or both, would (if not cured or otherwise remedied during such time) become an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Term Loans mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.7 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America, unless the context indicates otherwise.

“Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System.

“Engagement Letter” means the Engagement Letter, dated as of February 13, 2013, between the Borrower and Jefferies Finance LLC.

“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and the cost of attorneys’ fees) that may be imposed on, incurred by or asserted against any Loan Party or any Subsidiary of any Loan Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release or threatened Release, whether on, prior or after the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Loan Party and any Person under common control or treated as a single employer with, any Loan Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303(k) or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA; (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code or Section 305 of ERISA, (l) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in a Material Adverse Effect and (m) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Tax” means with respect to any Lender, (a) taxes measured by net income (however denominated and including branch profit taxes) and franchise or similar taxes imposed in lieu of net income taxes, in each case imposed on such Lender as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from any Lender having executed, delivered, become party to or performed its obligations or received a payment under, enforced, or sold or assigned its interest in, any Loan Document); and (b) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Lender to deliver the documentation required to be delivered pursuant to subsection 10.1(e).

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system, approved by the Required Lenders, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by a Lender, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means Indebtedness solely of the Borrower and its Domestic Subsidiaries (other than Indebtedness under the ABL Revolving Facility, this Agreement and in respect of the GE Master Lease) in existence on the Closing Date, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, and, in the case of any transaction involving aggregate consideration in excess of $10.0 million, as determined in good faith by the Board of Directors of the Borrower (unless otherwise provided in this Agreement).

“FATCA” means sections 1471, 1472, 1473 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), the United States Treasury Regulations promulgated thereunder and published guidance with respect thereto.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (as determined in good faith by the chief financial officer of the Borrower) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Borrower (other than Disqualified Stock) or to the Borrower or a Restricted Subsidiary of the Borrower, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; minus

(5) non-cash interest expense and amortization/accretion of original issue discount (including any original issue discount created by fair value adjustments to Indebtedness of such Person or any of its Restricted Subsidiaries as a result of purchase accounting); minus

(6) the amortization and write-off of deferred financing costs of Indebtedness.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinion and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as of the Closing Date.

“GE Master Lease” means the Master Lease Agreement, dated as of December 27, 2012, between General Electric Capital Corporation and Stanadyne Corporation.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantees” means the guarantees issued pursuant to Article VIII by the Guarantors.

“Guarantor” means:

(1) Holdings on the Closing Date; and

(2) any Restricted Subsidiary of Holdings or the Borrower that executes a Term Loan Guarantee Joinder in accordance with the provisions of this Agreement, and their respective successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions of this Agreement.

“Guarantor Subsidiary” means each Restricted Subsidiary of the Borrower that is a Guarantor.

“Hazardous Material” means hazardous substances, hazardous wastes, hazardous materials, polychlorinated biphenyls (PCBs) or any substance or compound containing PCBs, asbestos or any asbestos-containing materials in any form or condition, lead-based paint, urea formaldehyde, pesticides, radon or any other radioactive materials including any source, special nuclear or by-product material, petroleum, petroleum products, petroleum-derived substances, crude oil or any fraction thereof, underground or aboveground storage tanks, whether empty or containing any substance, any mold, microbial or fungal contamination that could pose a risk to human health or the environment or would materially negatively impact the condition of the Real Estate or any other pollutants (including greenhouse gases), contaminants, chemicals, wastes, materials, compounds, constituents or substances, defined under, subject to regulation under, or which can give rise to liability or obligations under, any Environmental Laws.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered an Immaterial Subsidiary if it, as of any date, together with all other Immaterial Subsidiaries, has net assets as of such date in excess of $500,000 or has total revenues for the most recent 12-month period in excess of $500,000; provided, further, that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Borrower.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures, loan agreements or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by Holdings, each of its Subsidiaries, and the Administrative Agent, the form and substance of which is reasonably satisfactory to the Administrative Agent.

“Intercreditor Agreement” means the intercreditor agreement dated as of the date hereof between the Senior Lien Agent and the Collateral Agent, as amended, restated, amended and restated, replaced, extended, supplemented or otherwise modified from time to time.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency,

liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under US federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all rights, title and interests in intellectual property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Software, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in internet domain names.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title or interest in any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Holdings or any Subsidiary of Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Holdings such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Holdings, Holdings will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Holdings’ Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.7 hereof. The acquisition by Holdings or any Subsidiary of Holdings of a Person that holds an Investment in a third Person will be deemed to be an Investment by Holdings or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the

Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 4.7 hereof. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Legal Requirements” means, as to any Person, the Organizational Documents of such Person, and any governmental treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, order or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Lender” has the meaning set forth in the preamble hereto.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses (including without limitation, those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, charge, deposit arrangement, easement, security interest, encumbrance or any other preference, priority or preferential arrangement of any kind or nature whatsoever in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Loan Documents” means this Agreement, the Notes, the Second Lien Security Agreement, the Collateral Documents, the Intercompany Subordination Agreement, the Intercreditor Agreement, any Term Loan Guarantee Joinder, the Engagement Letter and all documents delivered to the Lenders in connection with any of the foregoing.

“Loan Parties” means the Borrower and each Guarantor.

“Management Agreement” means the Management Agreement, dated as of August 6, 2004, by and between Borrower and Kohlberg & Company, L.L.C., as in effect as of the Closing Date.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means an effect that results in or causes, or would reasonably be expected to result in or cause, a material adverse change in any of (a) the condition (financial or otherwise), business, performance, operations or Property of the Loan Parties and their Subsidiaries taken as a whole; (b) the ability of any Loan Party, any Subsidiary of any Loan Party or any other Person (other than the Administrative Agent or the Lenders) to perform its obligations under any Loan Document; or (c) the validity or enforceability of any Loan Document (including the enforceability or priority of the Administrative Agent’s Liens with respect to the Collateral) or the rights and remedies of the Administrative Agent or the Lenders under any Loan Document.

“Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Domestic Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Domestic Subsidiary of $5,000,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Domestic Subsidiary and other than contracts that by their terms may be terminated by such Person or Domestic Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium), (ii) the Management Agreement, and (iii) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Change.

“Material Environmental Liabilities” means Environmental Liabilities (other than any Environmental Liabilities arising from or related to the matters set forth on Schedule 3.12) exceeding $5,500,000 in the aggregate.

“Maturity Date” means June 30, 2014.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with:

(a) any Asset Sale; or

(b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net only of the direct costs relating to such Asset Sale, including, without limitation, reasonable legal, accounting and investment banking fees, and sales commissions, and any reasonable relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Lien Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Borrower nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Term Loans) of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries.

“Non-US Lender Party” means each Lender, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Obligations” means all Term Loans, and other Indebtedness, advances, debts, liabilities, obligations, claims, covenants and duties owing by any Loan Party to any Lender or any other Person required to be indemnified, the payment and performance of which is provided for or arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, liquidated or unliquidated, due or to become due, now existing or hereafter arising and however acquired, whether or not arising after the commencement of any proceeding under any Bankruptcy Code (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding, and whether or not recovery of any such obligation or liability may be barred by any statute of limitations.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Borrower by two Officers of the Borrower, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) for any other entity, the equivalent of the documents referred to above.

“Parent” means Stanadyne Holdings, Inc., a Delaware corporation.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in letters patent and applications therefor.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case to the extent having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Business” means any business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date and any business reasonably related, ancillary or complimentary to, or reasonable extensions of, the business of the Borrower or any of its Restricted Subsidiaries on the Closing Date.

“Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act), by virtue of the

Stockholders Agreement, as the same may be amended, modified or supplemented from time to time; provided that no single Person (other than the Principals and their Related Parties) Beneficially Owns (together with its Affiliates) more of the Voting Stock of the Borrower that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principals and their Related Parties in the aggregate.

“Permitted Investments” means:

(1) any Investment in the Borrower or in any other Loan Party;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person, if as a result of such Investment:

(a) such Person becomes a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to directors, officers and employees of the Borrower and its Restricted Subsidiaries (a) made in the ordinary course of business of the Borrower or any Restricted Subsidiary of the Borrower in an aggregate principal amount not to exceed $500,000 at any one time outstanding or (b) to finance the purchase by such person of Capital Stock of the Borrower or any of its Restricted Subsidiaries; provided that the aggregate amount of loans or advances made pursuant to clause (b) shall not exceed $250,000 in any twelve-month period;

(9) receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(10) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(11) guarantees otherwise permitted by the terms of this Agreement;

(12) Investments existing on the Closing Date;

(13) repayments of the Term Loans; and

(14) any Investment in the Borrower’s Foreign Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $5.0 million.

(15) other Investments in any Person other than an Affiliate (other than such Persons that are Affiliates of the Borrower solely by virtue of the Borrower’s Investments in such Persons) of the Borrower having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding not to exceed the greater of (a) $15.0 million and (b) 5% of the total assets of the Borrower and its Restricted Subsidiaries.

The amount of Investments outstanding at any time pursuant to clause (15) above shall be reduced by (A) the net reduction after the Closing Date in Investments made after the Closing Date pursuant such clause resulting from dividends, repayments of loans or advances or other transfers of Property, proceeds realized on the sale of any such Investment and proceeds representing the return of the capital, in each case to the Borrower or any Restricted Subsidiary in respect of any such Investment, less the cost of the disposition of any such Investment, and (B) the portion (proportionate to the Borrower’s equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary that was designated after the Closing Date as an Unrestricted Subsidiary pursuant to clause (15) at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made by the Borrower or any Restricted Subsidiary pursuant to clause (15).

“Permitted Liens” means:

(1) Liens on assets of the Borrower or any Guarantor securing Senior Lien Debt that was permitted by the terms of this Agreement to be incurred; provided, however, that the principal amount of Senior Lien Debt that is secured by Liens having priority over the Liens securing the Obligations may not exceed $61.0 million, except in accordance with clause (11) of this definition;

(2) Liens in favor of the Borrower or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or any Subsidiary of the Borrower; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Borrower or any Subsidiary of the Borrower; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.9(b)(iv) hereof covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the Closing Date;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the Term Loans or the Guarantees thereof (including, for the avoidance of doubt, Incremental Term Loans incurred in accordance with Section 1.12(a)), as well as any Indebtedness incurred in accordance with Section 1.12(b)(ii);

(12) Liens arising by reward of any judgment, decree or order of any court but not giving rise to an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(13) Liens upon specific items of inventory or other goods and proceeds of the Borrower or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14) Liens securing Hedging Obligations incurred pursuant to Section 4.09(b)(viii) hereof;

(15) Liens on the assets of Foreign Subsidiaries securing Indebtedness permitted to be incurred under this Agreement;

(16) any provision for the retention of title to an asset by the vendor or transferor of such asset which asset is acquired by the Borrower or any Restricted Subsidiary of the Borrower in a transaction entered into in the ordinary course of business of the Borrower or such Restricted Subsidiary;

(17) any extension, renewal or replacement, in whole or in part, of any Lien described in clauses (3), (4), (6) or (7) of this definition; provided that any such extension, renewal or replacement is no more restrictive in any material respect that the Lien so extended, renewed or replaced and does not extend to any additional property or assets;

(18) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(19) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (x) interfere in any material respect with the business of the Loan Parties or any of their Restricted Subsidiaries or (y) secure any Indebtedness;

(20) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(21) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided, further, that such Liens may not extend to any other property owned by the Loan Parties or any of their Restricted Subsidiaries;

(23) Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence; and

(24) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement.

“Permitted Payments to Holdings” means, without duplication as to amounts:

(1) payments to Holdings to permit Holdings to pay reasonable accounting, legal and administrative expenses of Holdings when due, to the extent such expenses are attributable to the ownership and operation of the Borrower and its Subsidiaries;

(2) for so long as the Borrower is a member of a group filing a consolidated, combined or unitary tax return with Holdings, payments to Holdings in respect of an allocable portion of the tax liabilities of such group that is attributable to the Borrower and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that the Borrower would owe if Borrower were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carry backs of tax attributes (such as net operating losses) of Borrower and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that Holdings actually owes to the appropriate taxing authority. Any Tax Payments received from Borrower shall be paid over to the appropriate taxing authority within 60 days of Holdings’ receipt of such Tax Payments or refunded to Borrower; and

(3) payments to Holdings to permit Holdings to pay the costs of any unsuccessful equity or debt offerings at Holdings’ level.

“Permitted Protest” means the right of Holdings or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Holdings’ or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Holdings or its Subsidiary, as applicable, in good faith, and (c) the Administrative Agent is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Administrative Agent’s Liens.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Term Loans, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Term Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by the Borrower or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Prepayment Premium” means (a) in the case of any prepayment of Term Loans in connection with a contemporaneous repayment of the entire amount of the Senior Subordinated Notes, the applicable Prepayment Refinancing Amount, (b) in the case of any prepayment of Term Loans after March 31, 2014, zero and (c) in all other cases, a make-whole payment equal to the sum of all interest payments that would otherwise have been payable on such principal amount prepaid during the period commencing on the date after such prepayment date and ending on March 31, 2014, discounted to the then present value at a discount rate equal to the sum of the rate on U.S. Treasury Term Loans with a tenor approximately the same as such period plus 50 basis points.

“Prepayment Refinancing Amount” means a premium equal to (a) 5.0% of the principal amount prepaid if such prepayment is made on or prior to September 30, 2013, (b) 2.5% of the principal amount prepaid if such prepayment is made after September 30, 2013 and on or prior to December 31, 2013, and (c) zero if such prepayment is made after December 31, 2013.

“Principals” means Kohlberg & Company, L.L.C. and its Affiliates (including, without limitation, any investment partnership under common control with Kohlberg & Company), (ii) any officer, director, employee, partner, member or stockholder of the manager or general partner of the foregoing Persons and (iii) any Related Parties with respect to any of the foregoing Persons.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Real Estate” means any estates or interests in real property now owned or hereafter acquired by Holdings or its Domestic Subsidiaries and the improvements thereto.

“Real Property Collateral” means the Real Estate identified on Schedule 7 to the Second Lien Security Agreement and any Real Estate hereafter acquired in fee by Holdings or its Domestic Subsidiaries.

“Related Agreements” means the Senior Lien Loan Documents.

“Related Party” means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Releases” means any release, threatened release, spill, seeping, emission, leaking, pumping, pouring, emitting, emanating, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment or any Real Estate.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means at any time the Lenders holding more than fifty percent (50%)of the aggregate principal amount of the Term Loans then outstanding.

“Requirement of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means the chief executive officer or the president of the Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Borrower, or any other officer having substantially the same authority and responsibility.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“SEC” means the Securities and Exchange Commission.

“Second Lien Security Agreement” means the Second Lien Security Agreement among the Loan Parties, the Lenders and the Collateral Agent dated as of the date hereof, as from time to time amended, restated, supplemented or modified.

“Secured Parties” means, with respect to the Obligations, the Administrative Agent, the Collateral Agent and the Lenders.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Lien Agent” means Wells Fargo Capital Finance, LLC, in its capacity as Administrative Agent and/or revolver agent, as applicable, for the Senior Lien Lenders, together with its successors and assigns in such applicable capacities.

“Senior Lien Debt” means:

(1) all Indebtedness of the Borrower or any Guarantor outstanding under the Credit Facilities under documentation providing for senior priority liens in the Collateral in of favor of the creditors thereunder which are senior in priority to the liens in such Collateral securing collateral to the Term Loans and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Borrower or any Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), including, for the avoidance of doubt, the ABL Revolving Facility;

(2) all Hedging Obligations (and guarantees thereof) permitted to be incurred under the terms of this Agreement; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

“Senior Lien Lenders” means the “Lenders” as defined in the ABL Revolving Facility.

“Senior Lien Loan Documents” means the “Loan Documents” as defined in the ABL Revolving Facility.

“Senior Subordinated Notes” means the Borrower’s 10% senior subordinated notes due 2014.

“Senior Subordinated Notes Indenture” means the Indenture governing the Senior Subordinated Notes.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital with which to conduct its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Representations” means the representations set forth in Sections 3.1(a), 3.2(a), 3.4 and 3.8 of this Agreement.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, prepay or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock Equivalents” means options, warrants, convertible securities or other rights which may afford any Person or entity the right to acquire shares of any class of Capital Stock.

“Stockholders Agreement” means that certain stockholders agreement, dated on or about August 6, 2004, by and among Parent and certain of Parent’s stockholders, as the same may be amended, modified or supplemented from time to time.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Tax Affiliate” means, (a) the Borrower and its Subsidiaries and (b) any Affiliate of an Borrower with which the Borrower files or is eligible to file consolidated, combined or unitary tax returns.

“Term Loan” means a term loan made pursuant to Section 1.1 (and including, for the avoidance of doubt, any Incremental Term Loans made pursuant to Section 1.12(a)).

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” and “US” each means the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 4.11 hereof, is not party to any agreement, contract, arrangement or understanding with any Loan Party or any Restricted Subsidiary of a Loan Party unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Loan Party or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of any Loan Party;

(3) is a Person with respect to which neither any Loan Party nor any of their Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of any Loan Party or any of their Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

11.2. Other Interpretive Provisions.

(a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c) Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

(d) Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any

Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e) Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f) Laws. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

11.3. Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP in all material respects. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Holdings shall be given effect for purposes of measuring compliance with any provision of Article IV or Article V unless the Borrower and the Required Lenders agree to modify such provisions to reflect such changes in GAAP; provided, that, notwithstanding any other provision of this Agreement, the Required Lenders’ agreement to any amendment of such provisions of Article IV or Article V shall be sufficient to bind all Lenders and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. For purposes of determining compliance with any covenant set forth in this Agreement, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness of Investment, at the time incurred, made or acquired was permitted hereunder). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article IV or Article V shall be made, without giving effect to (i) any election under Statement of Financial Accounting Standards 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other Liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value” and (ii) any change in GAAP that treats leases that would be classified as operating leases under GAAP as it exists on the Closing Date as capitalized leases. A breach of a financial covenant contained in Article V shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to the Lenders.

[Balance of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

STANADYNE CORPORATION, as the Borrower

By:	/s/ STEPHEN S. LANGIN
Name:	Stephen S. Langin
Title:	Vice President, Chief Financial Officer and Secretary

STANADYNE INTERMEDIATE HOLDING CORP., as Guarantor

By:	/s/ STEPHEN S. LANGIN
Name:	Stephen S. Langin
Title:	Chief Financial Officer

JEFFERIES FINANCE LLC., as the Administrative Agent

By:	/s/ E. JOSEPH HESS
Name:	E. Joseph Hess
Title:	Managing Director

JEFFERIES FINANCE LLC, as Lender

By:	/s/ E. JOSEPH HESS
Name:	E. Joseph Hess
Title:	Managing Director

[Signature Page to Second Lien Term Loan Agreement]

Schedule 1.1

Lender Commitments

Jefferies Finance LLC	$25,000,000

33064757_16